EXHIBIT 99.1


                                                             EXECUTION COPY




                        STRATEGIC ALLIANCE AGREEMENT



                                dated as of


                             September 29, 1995



                                   among


                            CIBA-GEIGY LIMITED,

                           CIBA-GEIGY CORPORATION


                                    AND


                             HEXCEL CORPORATION









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                             TABLE OF CONTENTS

                                                                    Page
                                 ARTICLE I

                       Establishment of the Alliance

SECTION 1.01. Contribution of Transferred Business.....................1
SECTION 1.02. Transferred Business Consideration.......................4
SECTION 1.03. Assumption of Certain Liabilities........................4
SECTION 1.04. Allocation of Transferred Business Consideration.........7


                                 ARTICLE II

                                The Closings

SECTION 2.01. Closing..................................................7
SECTION 2.02. Transactions To Be Effected at the Closing...............7
SECTION 2.03. The Deferred Closings....................................8
SECTION 2.04. Principal Amount of Subordinated Debt...................10
SECTION 2.05. Danutec Closing.........................................14


                                ARTICLE III

                       Representations and Warranties

SECTION 3.01. Representations and Warranties of Ciba..................15
SECTION 3.02. Representations and Warranties of Hexcel................31


                                 ARTICLE IV

                                 Covenants

SECTION 4.01. Conduct of Business.....................................43
SECTION 4.02. Access to Information...................................49
SECTION 4.03. Legal Requirements......................................49
SECTION 4.04. No Solicitation.........................................50
SECTION 4.05. Agreement Regarding Non-Assignable Contracts............51
SECTION 4.06. Transfer Taxes..........................................52
SECTION 4.07. Use of Names............................................52





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SECTION 4.08. Insurance...............................................54
SECTION 4.09. Post-Closing Cooperation................................54
SECTION 4.10. Bulk Transfer Laws......................................56
SECTION 4.11. Supplies................................................56
SECTION 4.12. Certain Ancillary Agreements............................57
SECTION 4.13. Intellectual Property Licenses..........................57
SECTION 4.14. Directors' and Officers' Indemnification................60
SECTION 4.15. Distribution Agreement..................................61
SECTION 4.16  Local Agreements........................................61
SECTION 4.17. NYSE Listing............................................61
SECTION 4.18. Stockholder Approval; Proxy.............................61
SECTION 4.19. New Board of Directors..................................62
SECTION 4.20. Subsequent Agreement Royalty............................63
SECTION 4.21. Financial and Insurance Expertise.......................63
SECTION 4.22. Transfer of Intercompany Debts..........................64
SECTION 4.23. Supplemental Disclosure.................................64
SECTION 4.24. Non-Competition and Related Matters.....................64


                                 ARTICLE V

                            Conditions Precedent

SECTION 5.01. Conditions to Each Party's Obligation...................68
SECTION 5.02. Conditions to the Obligation of Hexcel..................69
SECTION 5.03. Conditions to the Obligation of Ciba and CGC............71


                                 ARTICLE VI

                     Termination, Amendment and Waiver

SECTION 6.01. Termination.............................................73
SECTION 6.02. Amendments and Waivers..................................74


                                ARTICLE VII

                              Indemnification

SECTION 7.01. Indemnification by Ciba.................................74
SECTION 7.02. Indemnification by Hexcel...............................74
SECTION 7.03. Losses Net of Insurance, etc............................75
SECTION 7.04. Termination of Indemnification..........................75





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SECTION 7.05. Indemnification Procedures..............................75
SECTION 7.06. Indemnification Procedures for Tax Claims; Tax Returns..77
SECTION 7.07. Adjustment to Transferred Business Consideration........78


                                ARTICLE VIII

                             General Provisions

SECTION 8.01. Notices.................................................78
SECTION 8.02. Interpretation..........................................80
SECTION 8.03. Nonsurvival of Representations and Warranties...........80
SECTION 8.04. Severability............................................80
SECTION 8.05. Counterparts............................................80
SECTION 8.06. Entire Agreement; No Third Party Beneficiaries..........80
SECTION 8.07. Governing Law...........................................81
SECTION 8.08. Consent to Jurisdiction.................................81
SECTION 8.09. Publicity...............................................81
SECTION 8.10. Expenses................................................81
SECTION 8.11. Assignment..............................................82








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          APPENDICES, SCHEDULES AND EXHIBITS


Appendix A             -    Definitions
Schedule 1.01(b)       -    Hive-down Assets
Schedule 1.04          -    Allocation Statement
Schedule 2.04(a1)      -    Ciba Closing Items
Schedule 2.04(a2)      -    Working Capital of Transferred Business
Schedule 2.04(b1)      -    Hexcel Closing Items
Schedule 2.04(b2)      -    Working Capital of Hexcel
Schedule 3.01(a)       -    Description of Activities by Jurisdiction
Schedule 3.01(b)       -    Ciba Non-Contravention; Consents and Approvals
Schedule 3.01(c)       -    Financial Statements
Schedule 3.01(d)       -    Compliance with Applicable Laws
Schedule 3.01(e)       -    Litigation; Decrees
Schedule 3.01(f)       -    Contributed Shares
Schedule 3.01(g)       -    Liens
Schedule 3.01(h)(1)    -    Owned Real Property
Schedule 3.01(h)(2)    -    Leased Real Property
Schedule 3.01(i)(1)    -    Trademarks
Schedule 3.01(i)(2)    -    Patents
Schedule 3.01(i)(3)    -    Licensed Intellectual Property
Schedule 3.01(j)       -    Insurance
Schedule 3.01(k)       -    Contracts
Schedule 3.01(l)       -    Certain Changes or Events
Schedule 3.01(m)       -    Taxes
Schedule 3.01(n)       -    Environmental Matters
Schedule 3.01(u)       -    Product Liability
Schedule 3.01(v)       -    Cost Accounting Standards
Schedule 3.01(x)       -    Labor Relations
Schedule 3.02(b)       -    Authority
Schedule 3.02(c)       -    Capitalization of Hexcel and its Subsidiaries
Schedule 3.02(d)       -    Equity Interests of Hexcel
Schedule 3.02(f)       -    Certain Changes or Events
Schedule 3.02(i)       -    Compliance with Applicable Laws
Schedule 3.02(j)       -    Litigation; Decrees
Schedule 3.02(k)       -    Liens
Schedule 3.02(l)       -    Intellectual Property
Schedule 3.02(m)       -    Insurance
Schedule 3.02(n)       -    Contracts
Schedule 3.02(o)       -    Taxes
Schedule 3.02(p)       -    Environmental Matters
Schedule 3.02(q)       -    Cost Accounting Standards






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Schedule 3.02(u)       -    Product Liability
Schedule 3.02(w)       -    Labor Relations
Schedule 4.01(a)(iv)   -    Existing Contracts
Schedule 4.01(b)(iv)   -    Existing Contracts
Schedule 4.13          -    Intellectual Property License
Schedule 4.13(b)(i)    -    Patents
Schedule 4.13(b)(ii)   -    Patents
Schedule 4.13(b)(iii)  -    Patents
Schedule 4.13(c)       -    Patents
Schedule 4.13(d)       -    Patents


Exhibit A      -     Governance Agreement
Exhibit B      -     Summary Terms of Subordinated Debt Indenture
Exhibit C      -     Distribution Agreement
Exhibit D      -     Employment Matters Agreement
Exhibit E      -     Form of U.S. Real Property Deeds







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                    STRATEGIC ALLIANCE AGREEMENT dated as of September 29,
               1995, among CIBA-GEIGY LIMITED, a Swiss corporation ("Ciba"), CIBA-GEIGY CORPORATION, a New York corporation and a wholly-owned subsidiary of Ciba ("CGC"), and HEXCEL CORPORATION, a Delaware corporation ("Hexcel").


          WHEREAS Ciba (directly and indirectly through its Subsidiaries) and Hexcel are each engaged worldwide in the development, manufacture, marketing, sale and distribution of composites, including structures and interiors, fabrics, laminates, prepregs, adhesive films, honeycomb core, sandwich panels and fabricated components (the "Business");

          WHEREAS Ciba and Hexcel each would like to have a continuing interest in the Business;

          WHEREAS Ciba and Hexcel are aware of their respective and complementary strengths in the Business and wish to enhance their respective businesses and view a strategic alliance as an attractive opportunity;

          WHEREAS Hexcel and Ciba will at the Closing (as defined below) enter into an agreement in the form attached hereto as Exhibit A (the "Governance Agreement") with respect to board representation, voting and other matters relating to the relationship between Hexcel and Ciba following the Closing;

          WHEREAS the capitalized terms used herein shall have the meanings specified in Appendix A hereto.


          NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


                                 ARTICLE I

                       Establishment of the Alliance

          SECTION 1.01. Contribution of Transferred Business. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Ciba and CGC shall sell, assign, transfer, convey and deliver to Hexcel, in the manner set forth in




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Section 2.02, and Hexcel shall purchase and accept from Ciba and CGC good, valid and marketable title in and to the Contributed Shares, and all right, title and interest of Ciba and/or any of its Subsidiaries in and to the other business, properties, assets, goodwill and rights of Ciba and/or any of its Subsidiaries of whatever kind and nature, real or personal, tangible or intangible (including any identifiable and severable portions of the foregoing (financial assets being deemed severable for purposes of this clause)), other than the Excluded Assets, that are owned, held or used by Ciba and/or any of its Subsidiaries on the Closing Date and that relate exclusively or primarily to, arise exclusively or primarily out of or are used exclusively or primarily in connection with, the Transferred Business, but, in the case of such assets that are severable, only to the extent that such assets relate to, arise out of or are used in connection with the Transferred Business (collectively, the "Acquired Assets"), in each instance free and clear of any and all Liens and free of any and all other limitations and restrictions (other than the shares of Brochier, the transfer of which is subject to regulation by the Direction du Tresor and the approval of the Departement de Securite in France) other than Permitted Liens. It is understood and agreed that the following assets are deemed to relate exclusively or primarily to, arise exclusively or primarily out of or be used exclusively or primarily in connection with the Transferred
Business:

          (i) the Scheduled Real Property;

          (ii) the Acquired Inventory;

          (iii) the Acquired Equipment;

          (iv) the Accounts Receivable;

          (v) the Acquired Intellectual Property;

          (vi) the Acquired Permits;

          (vii) the Acquired Contracts;

          (viii) the Business Tax Returns;

          (ix) the Contributed Shares (other than the Danutec Shares);

          (x) 100% of the equity interest in Danutec (the "Danutec Equity"), if at or prior to the Closing or the Danutec Closing, as the case may be, Ciba and/or its Subsidiaries shall have acquired, pursuant to a Danutec Agreement, the 49% of the Danutec Equity they do not currently own; and

          (xi) the Books and Records.




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          (b) Notwithstanding anything herein to the contrary, from and after the Closing, Ciba and each of its Subsidiaries shall retain all their respective right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Hexcel hereunder, and the Acquired Assets shall not include, the following (collectively, the "Excluded Assets"):

          (i) all rights of Ciba or its Subsidiaries (other than the Divested Subsidiaries) under this Agreement, the Ancillary Agreements and any other agreements, instruments and certificates delivered in connection with this Agreement;

          (ii) copies of all records prepared by Ciba and/or any of its Subsidiaries and counsel and advisors thereto in connection with the sale of the Acquired Assets contemplated hereby;

          (iii) all rights, claims, demands and judgments to the extent relating to, arising out of or used in connection with the Excluded Liabilities;

          (iv) Ciba's Continuing Business;

          (v) the Excluded Contracts;

          (vi) any assets of any employee benefit plan of Ciba and/or its Subsidiaries (other than the Divested Subsidiaries) except such assets of employee benefit plans as are being transferred pursuant to the Employment Matters Agreement or any other Ancillary Agreement;

          (vii) the Income Tax Claims;

          (viii) all Tax Returns of Ciba and/or any of its Subsidiaries (other than the Business Tax Returns);

          (ix) except as provided in Section 4.07, all rights to the Ciba Tradenames or any variations, abbreviations, acronyms or derivations thereof, including any such rights owned by or licensed to any Divested Subsidiary;

          (x) if the Danutec Equity is not transferred to Hexcel and/or its designated Subsidiary or Subsidiaries at Closing, the Danutec Shares and the business and assets of Danutec (until the Danutec Closing, if any, upon consummation of which in accordance with this Agreement, the Danutec Equity and the business and assets of Danutec shall be deemed to be Acquired Assets);






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          (xi) the Deferred Assets (until the applicable Deferred Closing, upon consummation of which in accordance with this Agreement and the Distribution Agreement, the applicable Deferred Assets shall be deemed to be Acquired Assets);

          (xii) all assets and properties of Ciba UK (other than assets and properties set forth on Schedule 1.01(b) hereto); and

          (xiii) the Excluded Stock.

          SECTION 1.02. Transferred Business Consideration. In consideration of the sale, assignment, transfer, conveyance and delivery to Hexcel of the Acquired Assets, and in consideration of establishing an alliance with Ciba, (x) on the Closing Date Hexcel shall assume the Assumed Liabilities, (y) in accordance with Sections 1.04(a) and 2.02(b) on the Closing Date Hexcel shall pay and deliver or cause to be paid and delivered to Ciba and CGC $25 million (the "Cash Price") and the Hexcel Shares and
(z) Hexcel shall deliver Subordinated Debt and, if applicable, interest thereon, in each case, as provided in Section 2.04(g) (the amounts in (y) and (z), together with Hexcel's assumption of the Assumed Liabilities, being the "Transferred Business Consideration").

          SECTION 1.03. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, Hexcel shall assume and shall pay, perform and discharge or cause to be paid, performed and discharged when due, all liabilities or obligations whatsoever, whether arising before or after the Closing and whether known or unknown, fixed or contingent (including any identifiable and severable portions of the foregoing (financial liabilities and obligations being deemed severable for purposes of this clause)), other than Excluded Liabilities, relating exclusively or primarily to or arising exclusively or primarily out of the Transferred Business or the Acquired Assets, but, in the case of obligations or liabilities that are severable, only to the extent such liabilities or obligations relate to or arise out of the Transferred Business or the Acquired Assets (the "Assumed Liabilities"). It is understood and agreed that the following liabilities and obligations shall be deemed to relate exclusively or primarily to or arise exclusively or primarily out of the Transferred Business or the Acquired Assets:

          (i) all obligations and liabilities of Ciba or its Subsidiaries under the Acquired Contracts;

          (ii) the Accounts Payable;

          (iii) all obligations and liabilities with respect to any and all products sold or serviced (whether or not under warranty) by the Transferred Business at any time, including obligations and liabilities for and with respect to any





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     refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability, products liability (including with respect to personal injury caused by the use or operation of products sold or serviced by the Transferred Business) and other claims;

          (iv) except as specifically provided otherwise in the UK Agreements, any other Ancillary Agreement or a Danutec Agreement, all obligations and liabilities arising as a result of Ciba or any of its past or present Subsidiaries, or any predecessor in interest thereof, being the owner or occupant of, or the operator of the activities conducted at, the Scheduled Real Property sites at any time, including all obligations and liabilities arising out of any Environmental Law (including those arising under CERCLA or from off-site waste disposal from the Scheduled Real Property sites) and all other obligations or liabilities relating to personal injury or property damage involving the Scheduled Real Property sites;

          (v) except as otherwise provided in the Employment Matters Agreement or any other Ancillary Agreement, all obligations and liabilities relating to employees of the Transferred Business;

          (vi) the Other Tax Liabilities and, to the extent of the amount provided or reserved for or accrued in the balance sheet of the Transferred Business as of the Closing Date, the Income Tax Liabilities of the Divested Subsidiaries (other than Danutec, if the Danutec Equity is not delivered to Hexcel at Closing) (collectively, the "Assumed Tax Liabilities"); and

          (vii) except as provided in any Ancillary Agreement or in Section 1.03(c), all other obligations of the Divested Subsidiaries (other than Danutec, if the Danutec Equity is not delivered to Hexcel at Closing) of any kind, whether arising before or after the Closing and whether known or unknown, fixed or contingent.

          (b) Notwithstanding anything herein to the contrary, Hexcel shall have no liability or obligation hereunder relating to or arising out of the following liabilities and obligations of Ciba and its Subsidiaries, including, if applicable, any such liabilities and obligations of the Divested Subsidiaries (the "Excluded Liabilities"), all of which are excluded from the Assumed Liabilities, shall not be assumed by Hexcel hereunder and shall remain the liabilities and obligations of Ciba and its Subsidiaries (other than the Divested Subsidiaries):

          (i) any obligation or liability relating to or arising out of any of the Excluded Assets to the extent such obligation or liability relates to the Excluded Assets, or the realization of benefits of any of the Excluded Assets;





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          (ii) the Income Tax Liabilities other than those described in
     Section 1.03(a)(vi) (the "Excluded Tax Liabilities");

          (iii) any obligation or liability involving a claim for products liability relating to or arising out of products of the Transferred Business sold prior to the Closing to Ciba or its Subsidiaries, other than products resold by Ciba or its Subsidiaries to third parties (including as a component of another product);

          (iv) any obligation or liability involving a claim for damages caused by asbestos included in or used in the manufacture of products of the Transferred Business that relates to or arises out of products sold or manufactured prior to the Closing;

          (v) any obligation or liability relating to or arising out of an event occurring prior to the Closing Date for which Ciba or any of its Subsidiaries has coverage under the following (i) AAV--Policy #0015P-5883, (ii) Lloyd's of London Policy #576-A7A1018, (iii) Winterthur Policy #3095089, (iv) USAIG Policy #51HL2-1224 and (v) CIGNA--Policy #ATP014520;

          (vi) all liabilities and obligations for which Ciba or CGC has expressly assumed or retained responsibility pursuant to this Agreement or any Ancillary Agreement;

          (vii) all liabilities and obligations relating to the Satellite Personnel (other than as provided in the Distribution Agreement); and

          (viii) any obligations or liabilities relating to or arising out of any employee benefit plan of Ciba and/or its Subsidiaries (other than the Divested Subsidiaries) except such obligations or liabilities as are being transferred pursuant to the Employment Matters Agreement or any Ancillary Agreement.

          (c) Notwithstanding anything herein (including Section 1.03(a)(vii)) or in any agreement relating to the "hive-down" of assets and liabilities (including agreements relating to the Duxford property transfer) by Ciba-Geigy PLC ("Ciba UK") to Composite Materials Limited ("CML") (the "Hive Down Agreements"), (i) the principles set forth in
Section 1.03(a) and (b) as to the allocation of particular liabilities among Assumed Liabilities and Excluded Liabilities shall govern the allocation of liabilities between Ciba UK on the one hand and CML on the other hand and (ii) any and all covenants contained herein that provide for the taking of actions by the parties which are intended to give effect to the allocation of liabilities among Assumed Liabilities and Excluded Liabilities shall apply to the allocation of liabilities between Ciba UK on the one hand and CML on the other hand.






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          SECTION 1.04. Allocation of Transferred Business Consideration.
(a) Schedule 1.04 sets forth the agreed upon allocation of the consideration (the "Allocation Statement").

          (b) The Allocation Statement shall be revised in accordance with applicable law from time to time jointly by the parties hereto to reflect any adjustment of the consideration (i) pursuant to Section 2.04, (ii) as a result of any Deferred Closing or the Danutec Closing or (iii) for Tax purposes.

          (c) Hexcel and CGC shall treat the acquisition of Acquired Assets, including when applicable the Deferred Assets and the Danutec Equity, as an "applicable asset acquisition" under Section 1060 of the Code. CGC shall prepare Form 8594 under Section 1060 of the Code relating to the transactions contemplated by this Agreement based on the Allocation Statement. Hexcel and CGC shall file, or cause the filing of, such Form with each relevant Taxing Authority.

          (d) Hexcel and Ciba and their respective Subsidiaries shall file and cause to be filed all Tax Returns, and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the Allocation Statement as revised from time to time and shall refrain from taking any position inconsistent with the Allocation Statement as revised from time to time with any Taxing Authority.


                                 ARTICLE II

                                The Closings

          SECTION 2.01. Closing. The closing of the sale and transfer of the Acquired Assets and the other transactions contemplated hereby (other than the transactions contemplated to occur at any Deferred Closing or the Danutec Closing) (herein referred to as the "Closing") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second business day following the satisfaction or waiver of the conditions set forth in Article V, or at such other time, date and place as shall be fixed by agreement among the parties hereto.

          SECTION 2.02. Transactions To Be Effected at the Closing. At the
Closing:

          (a) Ciba and/or its Subsidiaries shall deliver to Hexcel or its designated Subsidiary or Subsidiaries, in a manner to be agreed upon by the parties in good faith prior to Closing, (i) such appropriately executed and acknowledged (if necessary) deeds as to real property substantially in the form




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     attached hereto as Exhibit E ("Real Property Deeds"), bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance (x) as to real property, suitable for filing or recordation and (y) in each case, otherwise reasonably satisfactory to Hexcel and its counsel, (ii) a duly executed copy of each Ancillary Agreement and (iii) such other documents as Hexcel or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth in this Agreement or as a condition to the issuance of owner's title insurance policies (with exceptions for the Permitted Liens) to be obtained by Hexcel with respect to the fee-owned Scheduled Real Property; and

          (b) Hexcel shall deliver to Ciba or its designated Subsidiary or Subsidiaries, in a manner to be agreed upon by the parties in good faith prior to Closing, (i) the Transferred Business Consideration (other than the Subordinated Debt, which shall be delivered in accordance with Section 2.04(g) and allocated in accordance with
     Section 1.04), including the Cash Price, which shall be delivered by wire transfer in immediately available funds to an account or accounts designated in writing by Ciba at least two business days prior to the Closing Date, which Transferred Business Consideration shall be allocated in accordance with Section 1.04, (ii) a duly executed copy of each Ancillary Agreement and (iii) such other documents as Ciba or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth in this Agreement.

          (c) No later than 60 business days prior to Closing, Hexcel shall designate which Trademarks or Patents that are Acquired Intellectual Property with respect to which Hexcel wishes requisite filings to be made to record transfer with Governmental Entities in the United States at or prior to Closing, and within 60 days after Closing Hexcel shall designate any Trademarks or Patents that are Acquired Intellectual Property with respect to which Hexcel wishes requisite filings to be made to record transfer with Governmental Entities, and Ciba shall prepare all necessary documents in connection therewith and shall promptly make all such filings; provided, however, that in each case Hexcel shall pay all transfer taxes and filing fees in connection therewith.

          SECTION 2.03. The Deferred Closings. (a) The closings of the sale and transfer of the Deferred Assets (the "Deferred Closings") shall take place at the offices of Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., in each case, on the earlier of (x) the fifth business day following the delivery by Hexcel of notice of its intention to purchase any of the Deferred Assets as provided in the Distribution Agreement, or (y) the date of termination of the Distribution Agreement as to any of the Deferred





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Assets, or at such other time, date and place as shall be fixed by agreement among the parties hereto.

          (b) At each Deferred Closing, Ciba and/or its Subsidiaries shall deliver to Hexcel, in a manner to be agreed upon by the parties in good faith prior to each such Deferred Closing, (i) such appropriately executed and acknowledged (if necessary) real property deeds (with respect to South African real property) in form and substance reasonably satisfactory to the parties hereto, bills of sale, assignments and other instruments of transfer relating to the applicable Deferred Assets in form and substance
(x) as to real property, suitable for filing or recordation and (y) in each case, otherwise reasonably satisfactory to Hexcel and its counsel and (ii) such other documents as Hexcel or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth in this Agreement and the Distribution Agreement or as a condition to the issuance of owner's title insurance policies (with exceptions for Permitted Liens) obtained by Hexcel with respect to the South African real property.

          (c) At each Deferred Closing, Hexcel shall deliver to Ciba or its designated Subsidiary or Subsidiaries, (i) an undertaking to pay the applicable Deferred Consideration in additional Subordinated Debt on the earlier of (x) the first anniversary of the Closing Date or (y) the date of the final sale and transfer of Deferred Assets under the Distribution Agreement (the "Deferred Consideration Payment Date"), which Deferred Consideration shall be allocated in accordance with Section 1.04 and (ii) such other documents as Ciba or its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth in this Agreement and the Distribution Agreement.

          (d) At each Deferred Closing, Hexcel shall assume any and all obligations and liabilities (including any identifiable and severable portions of the foregoing (financial liabilities and obligations being deemed severable for purposes of this clause) relating exclusively or primarily to or arising exclusively or primarily out of the applicable Deferred Assets, but, in the case of such obligations or liabilities that are severable, only to the extent such obligations or liabilities relate to such Deferred Assets, and all such obligations and liabilities shall immediately thereafter be deemed to constitute Assumed Liabilities for the purposes of this Agreement.

          (e) On the Deferred Consideration Payment Date, Hexcel shall deliver to Ciba or its designated Subsidiary or Subsidiaries Subordinated Debt in aggregate principal amount equal to the aggregate amount of Deferred Consideration payable in respect of all Deferred Closings (including any Deferred Closing occurring on or before the Deferred Consideration Payment Date) as evidenced by the undertakings referred to in
Section 2.03(c), which Subordinated Debt shall bear interest from the Deferred Consideration Payment Date.

          SECTION 2.04. Principal Amount of Subordinated Debt. (a) (i) Within 75 days after the Closing Date, Ciba shall prepare and deliver to Hexcel a statement (the "Ciba Statement"), certified by a duly authorized signatory of Ciba, setting forth (A) the components of Working Capital (as defined below) immediately prior to the Closing ("Closing Working Capital") of the Transferred Business, in no less detail than, and determined in accordance with U.S. GAAP applied on a basis consistent with, the balance sheet of the Transferred Business as of June 30, 1995 included in Schedule 3.01(c) (the "Balance Sheet"), (B) if the Danutec Equity is delivered to Hexcel at Closing, the total consideration paid by Ciba and its Subsidiaries for equity securities of Danutec purchased after the date hereof and on or prior to the Closing Date pursuant to a Danutec Agreement (the "Danutec Price"), (C) the amounts as of the Closing corresponding to individual items set forth on Schedule 2.04(a1), increases after June 30, 1995 in reserves relating to Assumed Tax Liabilities (other than deferred Tax liabilities) for taxable periods ending on or prior to December 31,
1994) and any other reserves for non-operating liabilities that would represent future cash expenses of the Transferred Business, all as would be properly reflected on the balance sheet of the Transferred Business as of the Closing Date prepared in accordance with U.S. GAAP on a basis consistent with the Balance Sheet (the "Ciba Closing Items"), (D) the amount of Taxes with respect to the Transferred Business paid by Ciba or its Subsidiaries prior to the Closing that, absent the Closing, would have been payable after the Closing ("Prepaid Taxes"), (E) the book value on the Closing Date of the Deferred Assets that are Current Assets and the book value of Current Liabilities relating thereto and (F) a certificate of Ciba that the Ciba Statement has been prepared in compliance with the requirements of this Section 2.04. Schedule 2.04(a2) sets forth the proper calculation of Working Capital of the Transferred Business as of the date of the Balance Sheet determined in accordance with this Section 2.04.

          (ii) Hexcel shall cooperate with Ciba in connection with the preparation of the Ciba Statement and shall, to the extent reasonably requested by Ciba, provide Ciba and its advisors access during normal business hours to the personnel, properties, books and records of Hexcel and its Subsidiaries relating to the Transferred Business for such purpose; provided, however, that Ciba shall have the primary responsibility and authority for preparing the Ciba Statement.

          (iii) During the thirty-day period following Hexcel's receipt of the Ciba Statement, Hexcel and its advisors shall be permitted to review the working papers relating to the Ciba Statement. Ciba shall and shall cause its advisors to cooperate with Hexcel and Hexcel's advisors in connection with such review. The Ciba Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless Hexcel gives written notice of its disagreement with the Ciba Statement ("Hexcel Notice of Disagreement") to Ciba prior to such date. Any Hexcel Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) be accompanied by a certificate of Hexcel that it has complied with the covenants set forth in this Section 2.04. If a Hexcel Notice of Disagreement is received by Ciba in a timely manner, then the Ciba Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon Ciba and Hexcel on the earlier of (I) the date Ciba and Hexcel resolve in writing any differences they have with respect to the matters specified in the Hexcel Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          (b) (i) Within 75 days after the Closing Date, Hexcel shall prepare and deliver to Ciba a statement (the "Hexcel Statement"), certified by an officer of Hexcel, setting forth (A) the components of Closing Working Capital of Hexcel in no less detail than, and determined in accordance with U.S. GAAP applied on a basis consistent with, the balance sheet of Hexcel as of July 2, 1995 included in Hexcel's quarterly report on Form 10-Q for the quarter ended July 2, 1995 (the "Hexcel Balance Sheet"),
(B) the amounts as of the Closing Date corresponding to individual items set forth in Schedule 2.04(b1), increases after June 30, 1995 in reserves for Taxes (other than deferred Tax liabilities) relating to taxable periods ending on or prior to December 31, 1994 and any other reserves for non-operating liabilities that would represent future cash expenses of Hexcel, all as would be properly reflected on the balance sheet of Hexcel as of the Closing Date prepared in accordance with U.S. GAAP on a basis consistent with the Hexcel Balance Sheet (the "Hexcel Closing Items"), (C) the amount of Transfer Taxes paid by Hexcel pursuant to Section 4.06 (directly or by reimbursement to Ciba) on or prior to the Closing Date and
(D) a certificate of Hexcel that the Hexcel Statement has been prepared in compliance with the requirements of this Section 2.04. Schedule 2.04(b2) sets forth the proper calculation of Working Capital of Hexcel as of the date of the Hexcel Balance Sheet determined in accordance with this Section 2.04.

          (ii) During the thirty-day period following Ciba's receipt of the Hexcel Statement, Ciba and its advisors shall be permitted to review the working papers relating to the Hexcel Statement. Hexcel shall and shall cause its advisors to cooperate with Ciba and Ciba's advisors in connection with such review. The Hexcel Statement shall become final and binding upon the parties on the thirtieth day following delivery thereof, unless Ciba gives written notice of its disagreement with the Hexcel Statement ("Ciba Notice of Disagreement") to Hexcel prior to such date. Any Ciba Notice of Disagreement shall (A) specify in reasonable detail the nature of any disagreement so asserted and (B) be accompanied by a certificate of Ciba that it has complied with the covenants set forth in this Section 2.04. If a Ciba Notice of Disagreement is received by Hexcel in a timely manner, then the Hexcel Statement (as revised in accordance with clause (I) or (II) below) shall become final and binding upon Hexcel and Ciba on the earlier of (I) the date Ciba and Hexcel resolve in writing any differences they have with respect to the matters specified in the Ciba Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

          (c) During the thirty-day period following the delivery of a Hexcel or Ciba Notice of Disagreement, Hexcel and Ciba shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in such Notice of Disagreement. During such period each of Hexcel or Ciba, as the case may be, and its advisors shall have access to the working papers of the other party and its advisors prepared in connection with such Notice of Disagreement. At the end of such thirty-day period, Hexcel and Ciba shall each submit, in the form of a written brief, any and all matters that remain in dispute and that were properly included in such Notice of Disagreement to such nationally recognized independent public accounting firm (the "Accounting Firm") as shall be agreed upon by the parties hereto in writing for final and binding review and resolution. Hexcel and Ciba shall jointly request that the arbitration be conducted in accordance with procedures established by the Accounting Firm. Hexcel and Ciba agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of such review and resolution (including the fees and expenses of the Accounting Firm and reasonable attorneys' and accountants' fees and expenses of the parties) pursuant to this Section 2.04 shall be borne by Hexcel and Ciba in inverse proportion as they may prevail on the merits of the matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered thereon. Except as set forth in the immediately preceding sentence, the parties shall bear their own costs and expenses (including attorneys' and accountants' fees and expenses) in connection with the matters contemplated by this Section 2.04.

          (d) The principal amount of the Subordinated Debt shall be $48,029,000 adjusted as follows:

          (i) if the Danutec Equity is delivered to Hexcel at Closing, the principal amount shall be increased by an amount equal to (x) the Danutec Price if the Danutec Price is $7 million or less, (y) $7 million plus 50% of the amount by which the Danutec Price exceeds $7 million if the Danutec Price does not exceed $11 million or (z) $9 million if the Danutec Price exceeds $11 million (the amount of such increase being hereinafter referred to as the "Danutec Amount");

          (ii) the principal amount shall be decreased or increased, as the case may be, by an amount equal to the amount by which the Closing Working Capital of Hexcel exceeds or is less than, as the case may be, the Working Capital of Hexcel reflected on the Hexcel Balance Sheet;

          (iii) the principal amount shall be increased or decreased, as the case may be, by an amount equal to the amount by which the Closing Working Capital of the Transferred Business exceeds or is less than, as the case may be, the Working Capital of the Transferred Business reflected on the Balance Sheet;

          (iv) the principal amount shall be decreased by the net book value of the Deferred Assets that are set forth in the Ciba Statement plus $457,500;

          (v) to the extent any amount of Prepaid Taxes is not included as a Current Asset (as defined below) in the calculation of Closing Working Capital of the Transferred Business, the principal amount shall be increased by an amount equal to the amount of such Prepaid Taxes;

          (vi) to the extent any amount of Transfer Taxes paid by Hexcel pursuant to Section 4.06 (directly or by reimbursement to Ciba) on or prior to the Closing Date is not included as a Current Asset in the calculation of Closing Working Capital of Hexcel, the principal amount shall be decreased by an amount equal to such Transfer Taxes; and

          (vii) the principal amount shall be increased by the amount, if any, by which the result of subtracting the total amount of Ciba Closing Items from the total amount of Hexcel Closing Items exceeds $83,029,000 or shall be decreased by the amount, if any, by which $83,029,000 exceeds such result.

          (e) The term "Working Capital" shall mean Current Assets minus Current Liabilities. The terms "Current Assets" and "Current Liabilities" shall mean the current assets and current liabilities (other than any such assets or liabilities that are included in the adjustment required by 2.04(d)(vii)), respectively, of Hexcel or the Transferred Business, as the case may be, calculated in accordance with U.S. GAAP on a basis consistent with (x) in the case of the Transferred Business, the Balance Sheet and (y) in the case of Hexcel, the Hexcel Balance Sheet; provided, (i) Current Assets and Current Liabilities of the Transferred Business shall not include any amounts in respect of Excluded Tax Assets or Excluded Tax Liabilities and (ii) for purposes of calculating Working Capital of the Transferred Business as of the date of the Balance Sheet, cash, cash equivalents and marketable securities shall be deemed to be zero; provided further that, if the Danutec Equity is not delivered to Hexcel at the Closing, no amounts relating to Danutec shall be included in any component of Closing Working Capital of the Transferred Business or Working Capital of the Transferred Business on the date of the Balance Sheet. The parties agree that the adjustment regarding Working Capital contemplated by this
Section 2.04 is intended to show the change in Working Capital from the dates of the Balance Sheet and Hexcel Balance Sheet to the Closing Date, and that such change can only be measured if each calculation is done in the same way, using the same methods, at both dates. Accordingly, in the event that the resolution of any dispute relating to the calculation of any component of Working Capital as of any particular date results in a change in the way that, or the method by which, such component of Working Capital was calculated, a corresponding change shall be made in the way that, or the method by which, such component of Working Capital is calculated as of any other date.

          (f) Except as required by applicable law or U.S. GAAP, Hexcel agrees that following the Closing and until the final resolution of the principal amount of the Subordinated Debt pursuant hereto it shall not take any actions with respect to the accounting books and records of the Transferred Business that are not consistent with the past practices the Transferred Business that would have any effect on the determination or verification of the determination of the principal amount of the Subordinated Debt. Without limiting the generality of the foregoing, except as required by applicable law or U.S. GAAP, no changes shall be made in any reserve or other account existing as of the date of the Balance Sheet except as a result of events occurring after the date of the Balance Sheet and, in such event, only in a manner consistent with past practices. In the event that Hexcel is required under applicable law or U.S. GAAP to take such an action or make such a change that affects either the Balance Sheet or the Ciba Closing Statement, as the case may be, a corresponding adjustment shall be made in the other.

          (g) Hexcel shall, within 2 business days after the Hexcel Statement and the Ciba Statement become final and binding on the parties, issue and deliver to Ciba and/or its Subsidiaries an aggregate principal amount of Subordinated Debt calculated in accordance with Section 2.04(d) and bearing interest accruing from the Closing Date (which interest shall be paid in cash to the extent that any interest payment date with respect to such Subordinated Debt has passed).

          SECTION 2.05. Danutec. (a) If Ciba does not deliver the Danutec Equity to Hexcel and/or its designated Subsidiary or Subsidiaries at Closing, Ciba shall either (x) prior to the first anniversary of the Closing Date, deliver the Danutec Equity to Hexcel at the Danutec Closing (as defined below) or (y) on the first anniversary of the Closing Date, pay $11 million to Hexcel in immediately available funds by wire transfer to an account or accounts designated by Hexcel at least two business days prior to the first anniversary of the Closing, together with interest thereon from the Closing Date through the first anniversary of the Closing Date at the applicable interest rate in effect from time to time under the Indenture.

          (b) If Ciba does not deliver the Danutec Equity to Hexcel at Closing but consummates a transaction pursuant to a Danutec Agreement, the closing of the sale and transfer of the Danutec Equity to Hexcel (the "Danutec Closing") shall take place at the offices of a notary public mutually acceptable to the parties in Vienna, Austria on the fifth business day following (i) the consummation of such Danutec Agreement if no pre-merger notification is filed under the Austrian Cartel Act, (ii) receipt of a confirmation from the Austrian Cartel Court resulting in a clearance of the transaction if a pre-merger notification is filed under the Austrian Cartel Act or

(iii) at such other time, date and place as shall be fixed by agreement among the parties.

          (c) At the Danutec Closing, Ciba and Hexcel shall execute and deliver (i) the notarial deed required under Austrian law for the transfer of the Danutec Equity to Hexcel and (ii) such other documents as Hexcel and its counsel may reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth herein, in each case, in form and substance reasonably satisfactory to Hexcel and its counsel.

          (d) At the Danutec Closing, Hexcel shall deliver to Ciba or its designated Subsidiary or Subsidiaries (i) Subordinated Debt in an aggregate principal amount equal to the Danutec Amount and bearing interest from the date of the Danutec Closing, which amount shall be allocated in accordance with Section 1.04, and (ii) such documents, in form and substance reasonably satisfactory to Ciba and its counsel, as Ciba and its counsel shall reasonably request to demonstrate satisfaction or waiver of the conditions and compliance with the agreements set forth herein.

          (e) At the Danutec Closing, Hexcel shall assume any and all obligations and liabilities (other than Excluded Liabilities) relating to Danutec which are of the sort that would have been Assumed Liabilities had the Danutec Equity been delivered to Hexcel at Closing, whether or not such liabilities or obligations existed at Closing.

          (f) If, following the Danutec Closing, any environmental remediation is determined to be reasonably necessary (after good faith consultation with Ciba) (i) with respect to any Danutec property as a result of events occurring prior to the Danutec Closing or (ii) with respect to any property as a result of the operations of Danutec prior to the Danutec Closing, Ciba's sole obligation with respect to such remediation shall be to pay Hexcel an amount equal to 50% of the first $2.5 million of costs incurred by Danutec in connection with all such remediation, notwithstanding that such costs are Assumed Liabilities hereunder.


                                ARTICLE III

                       Representations and Warranties

          SECTION 3.01. Representations and Warranties of Ciba. Ciba and CGC (with respect to themselves and, where applicable, the Subsidiaries of Ciba) hereby represent and warrant to Hexcel as follows:

          (a) Organization, Standing and Power; Structure. (i) Non-U.S. Each of Ciba, the Divested Subsidiaries and any other non-U.S. Subsidiary of Ciba that owns Acquired Assets or Deferred Assets or that conducts the Transferred Business is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction in which it is organized, has the requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to own the Acquired Assets and/or the Deferred Assets owned by it and to carry on the operations of the Transferred Business as now being conducted by it and is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of its activities make such qualification necessary, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Ciba has heretofore made available to Hexcel true and complete copies of the respective certificate of incorporation and by-laws (or similar organizational documents) of Ciba and each Divested Subsidiary, in each case as amended through the date of this Agreement. Such organizational documents are in full force and effect, and no other organizational documents are applicable to or binding on such entities. None of such entities is in violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents).

          (ii) U.S. CGC is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to own the Acquired Assets owned by it and to carry on the operations of the Transferred Business as now being conducted by it and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities make such qualification necessary, except for those jurisdictions in which failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. CGC has heretofore made available to Hexcel true and complete copies of its certificate of incorporation and by-laws, as amended through the date of this Agreement. Such organizational documents are in full force and effect, and no other organizational documents are applicable to or binding on CGC. CGC is not in violation of any provision of its certificate of incorporation or by-laws.

          (iii) Schedule 3.01(a) sets forth (x) for Ciba, CGC, each Divested Subsidiary and each other Subsidiary of Ciba that owns Acquired Assets or Deferred Assets or that conducts the Transferred Business, the countries in which such entity manufactures products or retains employees, sales representatives or distributors that are part of the Transferred Business, and, for each such country, a brief description of the nature of those activities and the approximate number on the date hereof of such entity's employees that are employees of the Transferred Business and (y) for each Excluded Jurisdiction, a brief description of the nature of the activities related to the Deferred Assets located in such jurisdiction and the approximate number on the date hereof of employees engaged exclusively or primarily in such activities ("Satellite Personnel").

          (b) Authority. (i) Non-U.S. Ciba and, to the extent applicable, each of its Subsidiaries has all requisite power and authority to execute each of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Ciba and, to the extent applicable, each of its Subsidiaries, and the execution and delivery of the Ancillary Agreements and the consummation of the transactions contemplated thereby will be authorized by all necessary corporate action on the part of Ciba and, to the extent applicable, each of its Subsidiaries prior to the Closing, and do not and will not require the approval of the stockholders of Ciba or any of its Subsidiaries, other than such approvals as have heretofore been obtained. This Agreement has been duly executed and delivered by Ciba and constitutes, and each Ancillary Agreement when duly executed and delivered by Ciba and, to the extent applicable, any of its Subsidiaries will constitute, legal, valid and binding obligations of Ciba and, to the extent applicable, any such Subsidiary enforceable against each of them in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.01(b), none of Ciba or any of its Subsidiaries is a party to, bound by or subject to any agreement or restriction that would materially restrict or impede Hexcel from exercising its full rights under, and enjoying the full benefits contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by Ciba of this Agreement do not, and the execution and delivery by Ciba and, to the extent applicable, any of its Subsidiaries of the other Ancillary Agreements will not, and the consummation by Ciba and its Subsidiaries of the transactions contemplated hereby and thereby and the compliance by Ciba and its Subsidiaries with the terms hereof and thereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Ciba or any of its Subsidiaries, (ii) conflict with any provision of Ciba's or any of its Subsidiaries' certificate of incorporation or by-laws (or similar organizational documents), (iii) except as set forth on Schedule 3.01(b), conflict with or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or require any consent under or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under any Contract to which any of them is a party or by which any of them or any of their respective assets or properties is bound, (iv) except as set forth on
Schedule 3.01(b), require any consent, approval, order, authorization or other action of, or the registration, declaration or filing with, any Governmental Entity or any other Person or (v) except as set forth on
Schedule 3.01(b), result in the creation or imposition of any Lien on any of their respective properties or assets other than, in the case of clauses (i), (iii), (iv) and (v), any such conflicts, violations or Liens, the existence of which or consents the lack of which could not reasonably be expected to (x) have a Material Adverse Effect, (y) prevent the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (z) materially impair Ciba's or, to the extent applicable, any of its Subsidiaries' ability to perform its obligations under this Agreement or any Ancillary Agreement, except (A) for the filing of a premerger notification and report form by Ciba under the HSR Act and any filings required pursuant to applicable antitrust and competition law statutes and regulations in each of the Applicable Jurisdictions, (B) for compliance with and filings under Section 13(d) of the Exchange Act, (C) for the filing of a notice pursuant to the Exon-Florio Amendment, (D) the consent of the Departement de Securite pursuant to the Demande d'Autorisation with the Direction du Tresor in France, and (E) as otherwise set forth on
Schedule 3.01(b).

          (ii) U.S. CGC has all corporate power and authority to execute each of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Employment Matters Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CGC, and the execution and delivery of the other Ancillary Agreements and the consummation of the transactions contemplated thereby will be authorized by all necessary corporate action on the part of CGC prior to the Closing, and do not and will not require the approval of the stockholder of CGC, other than such approvals as have heretofore been obtained. This Agreement and the Employment Matters Agreement have been duly executed and delivered by CGC and constitute, and each other Ancillary Agreement when duly executed and delivered by CGC will constitute, legal, valid and binding obligations of CGC enforceable against it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.01(b), CGC is not a party to, bound by or subject to any agreement or restriction that would materially restrict or impede Hexcel from exercising its full rights under, and enjoying the full benefits contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery by CGC of this Agreement and the Employment Matters Agreement do not, and the execution and delivery by CGC of the other Ancillary Agreements to which it will be a party will not, and the consummation by CGC of the transactions contemplated hereby and thereby and the compliance by CGC with the terms hereof and thereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to CGC, (ii) conflict with any provision of CGC's certificate of incorporation or by-laws, (iii) except as set forth on
Schedule 3.01(b), conflict with or result in the breach or termination of any provision of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or require any consent under or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under any Contract to which it is a party or by which it or any of its assets or properties is bound, (iv) except as set forth on Schedule 3.01(b), require any consent, approval, order, authorization or other action of, or the registration, declaration or filing with, any Governmental Entity or any other Person or (v) except as set forth on Schedule 3.01(b), result in the creation of any Lien on any of the properties or assets of CGC, other than, in the case of clauses (i),
(iii), (iv) and (v), any such conflicts, violations or Liens, the existence of which or consents the lack of which could not reasonably be expected to
(x) have a Material Adverse Effect, (y) prevent the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (z) materially impair CGC's ability to perform its obligations under this Agreement or any Ancillary Agreement, except (A) for the filing of a premerger notification and report form by Ciba under the HSR Act and any filings required pursuant to applicable antitrust and competition law statutes and regulations in each of the Applicable Jurisdictions, (B) for compliance with and filings under Section 13(d) of the Exchange Act, (C) for the filing of a notice pursuant to the Exon-Florio Amendment, (D) for the consent of the Departement de Securite pursuant to the Demande d'Autorisation with the Direction du Tresor in France, and (E) as otherwise set forth on Schedule 3.01(b).

          (c) Financial Information; Undisclosed Liabilities. The financial statements of the Transferred Business, including the notes thereto (except, in the case of unaudited quarterly statements, as would be permitted for use on Form 10-Q), which are attached as Schedule 3.01(c) hereto (the "Financial Statements"), have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Transferred Business as of the dates thereof and the consolidated results of operations of the Transferred Business for the periods then ended (subject, in the case of any unaudited statements, to normal year-end audit adjustments). Except as set forth on the Balance Sheet, the Transferred Business has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (d) Compliance with Applicable Laws. Each of Ciba and each of its Subsidiaries has complied, and except as set forth on Schedule 3.01(h)(1) all the Scheduled Real Property is in compliance, with all laws, regulations, rules, orders, statutes, ordinances, Permits and authorizations of all Governmental Entities applicable to it which relate to the Transferred Business, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, except as set forth in Schedule 3.01(d), neither Ciba nor any of its Subsidiaries has received any written notice of any such failure to so comply. Neither Ciba nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity with respect to or otherwise relating to the Transferred Business is pending or that any such investigation or review is contemplated, except where the outcome of such investigation or review would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. This paragraph (d) does not relate to Tax laws, laws relating to employee benefits and Environmental Laws for which Section 3.01(m), the Employment Matters Agreement and Section 3.01(w) and Section 3.01(n), respectively, are applicable in lieu of this paragraph (d).

          (e) Litigation; Decrees. Schedule 3.01(e) sets forth a list of certain lawsuits, claims, actions, investigations and proceedings. Except as set forth in Schedule 3.01(e), there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Ciba or any of its Subsidiaries, threatened against Ciba or any of its Subsidiaries that
(i) if adversely determined would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, (ii) in any manner challenges or seeks to enjoin, prevent, alter or materially delay the transactions contemplated hereby or (iii) alleges criminal action or inaction with respect to the Transferred Business, the Acquired Assets or the Deferred Assets. Neither Ciba nor any of its Subsidiaries is bound by or subject to any judgment, order, injunction, rule, decree, writ, determination or award of any Governmental Entity or arbitrator having, or which, individually or in the aggregate, have or would reasonably be expected to have, a Material Adverse Effect or which would prevent, alter or materially delay the transactions contemplated hereby.

          (f) Contributed Shares. Except for the Austrian Shares Contract, the Contributed Shares are owned by Ciba, free and clear of any and all Liens and free of any and all other limitations or restrictions and Ciba has sufficient power and right to sell, assign, transfer, convey and deliver the Contributed Shares to Hexcel, free and clear of any and all Liens and free of any and all other limitations or restrictions (other than the shares of Brochier, the transfer of which is subject to regulation by the Direction du Tresor and the approval of the Departement de Securite in France). The Contributed Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive or other right of any person to acquire such securities. Except for the interest in Danutec owned by PCD Polymere Gesellschaft m.b.H., the Contributed Shares constitute all the capital stock of or other equity interests in the Divested Subsidiaries. Except for the right to purchase the Danutec Shares or wind up Danutec pursuant to the Austrian Shares Contract, there are no (i) securities of Ciba or any of its Subsidiaries or affiliates convertible into or exchangeable for capital stock of, other voting securities of or other equity interests in any Divested Subsidiary or (ii) securities, options, warrants, calls or other rights or obligations that require Ciba or any of its Subsidiaries or affiliates to issue, deliver or sell additional shares of capital stock of or other voting securities of or other equity interests in (or securities convertible into or exchangeable for the same) any Divested Subsidiary. None of the Divested Subsidiaries has any interest in any other entity, including subsidiaries, joint ventures or partnerships. Upon transfer to Hexcel of the Contributed Shares, Hexcel will have good and marketable title to the Contributed Shares, free and clear of any and all Liens and free of any and all other limitations or restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Contributed Shares) (other than the shares of Brochier, the transfer of which is subject to regulation by the Direction du Tresor and the approval of the Departement de Securite in France). There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any Divested Subsidiary may vote. Neither the Contributed Shares nor any shares of capital stock of any Divested Subsidiary have been issued in violation of, and none of the Contributed Shares or such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the certificate of incorporation or by-laws or comparable governing instruments of any Divested Subsidiary or, except pursuant to the Austrian Shares Contract, any contract, agreement or instrument to which any Divested Subsidiary is subject, bound or a party or otherwise. Except as set forth on Schedule 3.01(f), there are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which any Divested Subsidiary is or may become obligated to issue, sell, purchase, refund or redeem any shares of its capital stock or other securities of or equity interests in a Divested Subsidiary or (ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of any Divested Subsidiary. Except as set forth on
Schedule 3.01(f), there are no equity securities of any Divested Subsidiary reserved for issuance for any purpose.

          (g) Title to Acquired Assets and Deferred Assets. Either Ciba or a Subsidiary of Ciba has good, valid and marketable title to all the Acquired Assets and the Deferred Assets and has good and marketable title to, or valid leasehold interests in all the personal property and assets reflected in the Balance Sheet or thereafter acquired, except for assets sold or otherwise disposed of for fair value since that date in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of any and all Liens and free of any and all other limitations or restrictions, except (i) as disclosed in Schedule 3.01(g) or on the Balance Sheet or in the notes thereto and (ii) for Permitted Liens. Ciba or CGC has sufficient power and authority to sell, assign, transfer, convey and deliver the Acquired Assets and the Deferred Assets to Hexcel, free and clear of any and all Liens and free of any and all other limitations or restrictions, except for Permitted Liens. Each Divested Subsidiary has good, valid and marketable title to all its assets free and clear of any and all Liens and free of any and all other limitations or restrictions except for Permitted Liens. This paragraph (g) does not relate to real property, interests in real property or leasehold interests in real property or Intellectual Property, as to which Section 3.01(h) and Section 3.01(i), respectively, shall be applicable in lieu of this Section 3.01(g).

          (h) Real Property. (i) Ciba or one of its Subsidiaries has good, marketable and insurable title to, or valid leasehold interests in, or other rights to use, all the real property required for the conduct of the Transferred Business (including the real property interests comprising a part of the Acquired Assets and the Deferred Assets) as currently conducted and all the real property or interests therein reflected in the Balance Sheet or thereafter acquired, except for real property or interests therein sold or otherwise disposed of for fair value since the date of the Balance Sheet or the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of any and all Liens of any kind and free of any and all other limitations and restrictions except for (A) Permitted Liens, (B) easements, covenants, rights-of-way, claims and other encumbrances or restrictions of record, none of which, either individually or in the aggregate, materially detract from the value of the property or materially interfere with the current use of the property, (C) zoning, building and other similar restrictions, none of which, either individually or in the aggregate, materially detract from the value of the property or materially interfere with the current use of the property, (D) unrecorded easements, covenants, rights-of-way or other restrictions, none of which, either individually or in the aggregate, materially detract from the value of the property or materially interfere with the current use of the property, (E) any conditions that may be shown by a current, accurate survey or physical inspection of any Scheduled Real Property made prior to Closing and (F) Liens disclosed in Schedule 3.01(h)(l) or 3.01(h)(2) or in the Balance Sheet or in any notes thereto, none of which items set forth in clauses (A) through (E) above, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

          (ii) Ciba and each of its Subsidiaries has complied in all respects with the terms of all material leases to which it is a party and the subject of which relates exclusively or primarily to, arises exclusively or primarily out of or is used exclusively or primarily in connection with the Transferred Business, and each of the Divested Subsidiaries has complied in all respects with the terms of all material leases to which it is a party. To the knowledge of Ciba or any of its Subsidiaries all such leases are in full force and effect, all rents and additional rents due thereunder have been paid in full when due through the date hereof, and the tenant thereunder enjoys peaceful and undisturbed possession under all such material leases.

          (iii) Schedule 3.01(h)(1) sets forth a complete description of all real property and interests in real property directly or indirectly owned in fee simple by Ciba or any of its Subsidiaries that relate exclusively or primarily to, arise exclusively or primarily out of or that are used exclusively or primarily in connection with the

Transferred Business, and all real property and interests in real property owned directly or indirectly in fee simple by a Divested Subsidiary.
Schedule 3.01(h)(2) sets forth a complete list of all real property and interests in real property leased, subleased or otherwise occupied pursuant to a written instrument by Ciba or any of its Subsidiaries that relate exclusively or primarily to, arise exclusively or primarily out of or that are used exclusively or primarily in connection with the Transferred Business, except for real property and interests in real property leased by a Divested Subsidiary.

          (iv) At the date of this Agreement there has been no actual or, to the knowledge of Ciba, threatened condemnation or taking by eminent domain of any portion of the properties listed in Schedules 3.01(h)(1) and 3.01(h)(2).

          (v) There are no Persons other than Ciba or any of its Subsidiaries that have a possessory interest pursuant to a written agreement with Ciba or any of its Subsidiaries in any of the properties listed in Schedules 3.01(h)(1) and 3.01(h)(2), except as set forth on such schedules.

          (i) Intellectual Property. To Ciba's knowledge, except as set forth on Schedule 3.01(i), no Acquired Intellectual Property, no Intellectual Property licensed pursuant to the Trademark License Agreement and no Intellectual Property otherwise licensed pursuant to Section 4.13
(A) has, in whole or in part, lapsed, been declared invalid or been abandoned, dedicated or disclaimed or (B) is being infringed by any Person, in each case, which could reasonably be expected to have a Material Adverse Effect. To Ciba's knowledge, except as disclosed in Schedule 3.01(i) (A) neither Ciba nor any of its Subsidiaries during the five years preceding the date of this Agreement has been sued, charged in writing or threatened with respect to, or been a defendant in, any claim, suit, action or proceeding including a claim of infringement by Ciba or such Subsidiary of any Intellectual Property which, if successful, could reasonably be expected to have a Material Adverse Effect and (B) to Ciba's knowledge, the conduct of the Transferred Business does not infringe the valid intellectual property rights of any other Person in any way that could reasonably be expected to have a Material Adverse Effect.

          (j) Insurance. Schedule 3.01(j) sets forth a complete and correct list of all insurance policies (including a brief summary of the nature and terms thereof) providing coverage in respect of the Transferred Business, the Acquired Assets or the Deferred Assets. All the material properties and businesses constituting any part of the Acquired Assets or the Deferred Assets are insured for Ciba's, CGC's or a Divested Subsidiary's benefit, and will be so insured until the Closing or the applicable Deferred Closing, as the case may be. Except as set forth on Schedule 3.01(j), the coverage provided by such policies is adequate and sufficient in nature, scope and amount in accordance with applicable prudent risk management practices. All such policies currently in effect are in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there has not been any failure to present any claim or give any notice under any such policy in a timely manner or in the manner or detail required by such policy, and there is no default with respect to any such policy, except for such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.01(j) or as otherwise disclosed to Hexcel prior to the date of this Agreement, neither Ciba nor any of its Subsidiaries self-insures or has self-insured any material risks with respect to the Transferred Business, the Acquired Assets or the Deferred Assets.

          (k) Contracts. Schedule 3.01(k) sets forth a list of each of the following Acquired Contracts:

          (i) any collective bargaining Contract;

          (ii) any Contract with any employee involving aggregate future obligations in excess of $100,000;

          (iii) any Contract entered into in the ordinary course of business which involves payment or receipt in the future of aggregate amounts in excess of $5,000,000;

          (iv) any Contract entered into other than in the ordinary course of business which involves payment or receipt in the future of aggregate amounts in excess of $500,000;

          (v) any credit agreement, loan agreement, indenture, guarantee, note, mortgage, security agreement, loan commitment, evidence of indebtedness or other Contract relating to the borrowing or lending of funds in excess of $500,000;

          (vi) any contract granting to any Person a preferential right to purchase any of the Acquired Assets or the Deferred Assets (other than sales of inventory in the ordinary course of business);

          (vii) any Contract with respect to the discharge, transportation, removal or storage of effluent, waste, pollutants or hazardous substances;

          (viii) any Contract containing a covenant not to compete or similar provisions relating to any aspect of the Business or a covenant or other provision restricting the development, manufacture, marketing or distribution of products or services within the scope of the Business;

          (ix) any Contract for the lease of land, buildings, equipment or other property that is material to the Transferred Business;

          (x) any Contract relating to Intellectual Property that is material to the Transferred Business (including any such Contract that restricts the use of such Intellectual Property);

          (xi) any Contract limiting or restricting the voting, acquisition or disposition of any equity securities of or other equity interests in any of the Divested Subsidiaries;

          (xii) any Contract evidencing any Lien on the Acquired Assets or the Deferred Assets (other than Liens created in the ordinary course of business); and

          (xiii) any Contract involving aggregate future obligations in excess of $50,000 or involving material non-monetary obligations relating to the Transferred Business, the Acquired Assets or the Deferred Assets between or among Ciba and/or any of its Subsidiaries, on the one hand, and Ciba and/or any of its Subsidiaries or affiliates, on the other hand.


True, complete and correct copies of all the Contracts listed on Schedule 3.01(k) (including any amendments thereof or waivers with respect thereto) have been made available to Hexcel (other than (x) purchase orders and invoices to customers and suppliers of the Transferred Business using standard forms made available to Hexcel and (y) employment agreements pursuant to standard forms agreements made available to Hexcel). Except as set forth on Schedule 3.01(k), each of the material Acquired Contracts is a valid and binding agreement of Ciba, CGC or a Divested Subsidiary, as the case may be, and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law), and neither Ciba nor any of its Subsidiaries nor, to the knowledge of Ciba or any of its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such material Acquired Contract, nor, to the knowledge of Ciba or any of its Subsidiaries, has any event or circumstance occurred that, with or without notice or lapse of time or both, would constitute any material event of default or give rise to any right of termination, cancellation or acceleration or the loss of any benefit or require any consent thereunder other than as set forth on
Schedule 3.01(k). Except as set forth on Schedule 3.01(k), neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated by this

Agreement and the Ancillary Agreements will cause any breach of a material Acquired Contract or, with or without notice or lapse of time or both, result in any default, require any consent or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under any material Acquired Contract (including benefits that may be exercised only upon consummation of a transaction of the type contemplated by this Agreement and the Ancillary Agreements). All Contracts involving aggregate future obligations of $50,000 or less relating to the Transferred Business, the Acquired Assets or the Deferred Assets between or among Ciba and/or any of its Subsidiaries, on the one hand, and Ciba and/or any of its Subsidiaries or affiliates, on the other hand, do not, in the aggregate, involve aggregate future obligations in excess of $1,000,000. Except as disclosed on Schedule 3.01(k), neither Ciba nor any of its Subsidiaries, as the case may be, has received any written or, to its knowledge, oral notice of termination or cancellation of or notice of an intent to terminate or cancel any material Acquired Contract. No material Acquired Contract is the subject of or, to the knowledge of Ciba or any of its Subsidiaries, has been threatened to be made the subject of any arbitration, suit or legal proceeding. With respect to any material Acquired Contract that will by its terms terminate as of a particular date unless renewed or unless an option to extend is exercised, neither Ciba nor any of its Subsidiaries has received any written or, to its knowledge, oral notice, or otherwise has knowledge that any such material Acquired Contract will not be, or is not likely to be, so renewed or that any such extension option will not be, or is not likely to be, so exercised. Except as set forth on Schedule 3.01(k) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the foregoing representations and warranties as to material Acquired Contracts is also true and correct as to the other Acquired Contracts.

          (l) Absence of Certain Changes or Events. Except as set forth in
Schedule 3.01(l), from the date of the Balance Sheet to the date hereof, Ciba and its Subsidiaries have conducted the Transferred Business in the ordinary course of business consistent in all material respects with past practice, and there has not been any development or event or series of events that would reasonably be expected to have a Material Adverse Effect.

          (m) Taxes. Except as set forth in Schedule 3.01(m), (i) each of the Divested Subsidiaries has timely filed, in correct and complete form after giving effect to any applicable extensions, all Tax Returns relating to Income Taxes or any other material Taxes required to be filed by it and paid all Taxes required to be paid by it, (ii) each of Ciba and its Subsidiaries (other than the Divested Subsidiaries) has timely filed, in correct and complete form, after giving effect to any applicable extensions, all Tax Returns relating to Income Taxes and other material Taxes of the Transferred Business and required to be filed by it, and paid all such Taxes required to be paid by it, and (iii) no Taxing Authority is asserting or is expected to assert any deficiency against Ciba or its Subsidiaries with respect to Taxes described in (i) or (ii) above.

          (n) Environmental Matters. Except as set forth in Schedule 3.01(n) and, in each case of clauses (A) through (H) below, except (i) where the failure to so comply, (ii) where such actual or alleged liability or (iii) to the extent that such statements, if untrue, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

          (A) the Transferred Business has secured and is in compliance with all Environmental Permits and is in compliance with all Environmental Laws;

          (B) since June 30, 1990, neither Ciba nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that the Transferred Business is not in compliance with any Environmental Law or Environmental Permits;

          (C) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the knowledge of Ciba or any of its Subsidiaries, threatened, relating to compliance by the Transferred Business with, or liability of the Transferred Business under, any Environmental Law;

          (D) there are no Liens attached, asserted, or, to the knowledge of Ciba or any of its Subsidiaries, threatened against any of the Scheduled Real Property pursuant to any Environmental Law;

          (E) there have been no releases or, to the knowledge of Ciba or any of its Subsidiaries, threatened releases (as those terms are defined under Environmental Law) of Hazardous Substances on, from or adjacent to any of the Scheduled Real Property which could reasonably be expected to give rise to liability under any Environmental Law;

          (F) with respect to the Transferred Business, neither Ciba nor any of its Subsidiaries has received a request for information or has been named a potentially responsible party regarding any Federal National Priority List site (as that term is defined under Environmental Law) or any other disposal site pursuant to any similar Environmental Law;

          (G) there are no other liabilities under any Environmental Law with respect to the Transferred Business; and

          (H) following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, all Environmental Permits will be transferable upon appropriate notification to relevant Governmental Entities.

          (o) Brokers. Except for CS First Boston Corporation, whose fees will be paid by Ciba, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Ciba or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          (p) Sufficiency of Acquired Assets and Deferred Assets. The Acquired Assets, the Deferred Assets and the assets of the Divested Subsidiaries (i) together with the rights and services to be provided pursuant to the Ancillary Agreements are sufficient for the conduct of the Transferred Business by Hexcel in substantially the same manner as it is currently conducted and (ii) are in the aggregate, in good and useable condition and, to the extent applicable, in good working order, ordinary wear and tear excepted.

          (q) Investment Intent; Securities Act. Ciba, CGC and, to the extent applicable, any other Subsidiary of Ciba are acquiring the Hexcel Shares for their own account (not as a nominee or agent) for investment and not with a present view to, or for sale in connection with, any distribution or resale thereof or any granting of a participation therein. Ciba and CGC, on behalf of themselves and any other Subsidiary of Ciba that will own Hexcel Shares, acknowledge and understand that (i) the Hexcel Shares may not be transferred unless they are subsequently registered under the Securities Act or an exemption from such registration is available,
(ii) the Hexcel Shares will be subject to the restrictions on transfer, voting agreements and other restrictive provisions of the Governance Agreement and (iii) will contain an appropriate restrictive legend consistent with the foregoing.

          (r) Accounts Receivable. All Accounts Receivable included in the Acquired Assets or, if applicable, the Deferred Assets represent sales actually made in the ordinary course of business and represent legal, valid and binding obligations of the obligors thereon. The Financial Statements contain, as of their respective dates, adequate and sufficient reserves for bad debts in respect of Accounts Receivable calculated in accordance with U.S. GAAP applied on a consistent basis.

          (s) Inventory. All Inventory included in the Acquired Assets and the Deferred Assets is of a quality and quantity useable and saleable in the ordinary course of business. All Inventory of the Transferred Business is valued in the Balance Sheet at lower of cost or market, with obsolete or below-standard quality materials having been written off and with adequate and sufficient reserves for inactive and surplus Inventory calculated in accordance with U.S. GAAP applied on a consistent basis.

          (t) Product Manufacturing. With respect to each product of the Transferred Business, Ciba and/or its Subsidiaries (i) have obtained all applicable Permits (other than as set forth on Schedule 3.01(n)) necessary for the manufacture, distribution, sale and marketing of such products, except for such Permits the lack of which would not reasonably be expected to have a Material Adverse Effect, and (ii) are in material compliance with the terms and conditions of all such Permits in each jurisdiction in which such products are manufactured, distributed, sold or marketed. All products of the Transferred Business have been manufactured in full compliance with applicable product specifications.

          (u) Product Liability. Except as set forth on Schedule 3.01(u), there are not presently pending, or to the knowledge of Ciba or any of its Subsidiaries, threatened any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Transferred Business that would reasonably be expected to have a Material Adverse Effect. Schedule 3.01(u) sets forth a true and complete list of (i) all matters referred to in the preceding sentence since January 1, 1992 and (ii) all material product recalls, material reworks or material post-sale warnings ("Recalls") and all investigations, considerations or decisions made by Ciba or any of its Subsidiaries, or to the knowledge of Ciba or any of its Subsidiaries, by any other person concerning a Recall relating to any product manufactured, distributed or sold by or on behalf of the Transferred Business, in each case, since January 1, 1992. The Financial Statements contain, as of their respective dates, adequate and sufficient reserves for product warranty related expenses and product returns.

          (v) Cost Accounting Standards. Except as set forth on Schedule 3.01(v), Ciba and its Subsidiaries have (and are not aware of any allegation that they have not) accounted for all Acquired Contracts (or subcontracts relating thereto) with Governmental Entities related to the United States Federal government in accordance with the Cost Accounting Standards applicable thereto and have adhered in all material respects with all Federal Acquisition Regulations, all Federal Acquisition Supplemental Regulations and all other relevant cost accounting requirements.

          (w) Foreign Benefit Plans. (i) France. Except for the Retraite Maison covering one employee of Brochier, there are no contractual employee benefit plans covering any employees of Brochier. Brochier has complied in all material respects with all its obligations under the Retraite Maison. All employees of Brochier are subject to a "Convention Collective". Brochier has complied in all material respects with all requirements of law applicable thereto and under the governing documents of such Convention Collective.

          (ii) Italy. There are no contractual employee benefit plans covering any employees of Salver. All employees of Salver are subject to a "Convenzione Collectiva". Salver has complied in all material respects with all requirements of law applicable thereto and under the governing documents of such Convenzione Collectiva.

          (iii) General. Each employee benefit plan relating to employees of the Transferred Business employed in Austria or the Excluded Jurisdictions is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents of such plan. Neither Ciba nor any of its Subsidiaries has incurred any liability (nor, to the knowledge of Ciba or any of its Subsidiaries, does any condition exist or has any event occurred that presents a material risk that any such liability will be incurred) with respect to any employee benefit plan relating to employees of the Transferred Business employed outside the United States or the United Kingdom (other than for contributions not yet due) that, when aggregated with other such liabilities, would result in a material liability to the Transferred Business. Each employee benefit plan relating to employees of the Transferred Business employed outside the United States or the United Kingdom is fully and properly funded in accordance with, and the assets thereof are held by a Person authorized to hold such assets under, applicable law and regulation and the governing documents of such plan.

          (x) Labor Relations. Except as set forth in Schedule 3.01(x), no collective bargaining agreement is being negotiated by Ciba or any of its Subsidiaries with respect to the Transferred Business. Except as set forth in Schedule 3.01(x), to the knowledge of Ciba or any of its Subsidiaries, there are no activities or proceedings of any labor union to organize any of the employees of the Transferred Business. There is no labor dispute, strike or work stoppage against the Transferred Business pending or, to the knowledge of Ciba or any of its Subsidiaries, threatened, except for such disputes, strikes or work stoppages that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (y) No Other Representations. Except for the representations and warranties expressly set forth in this Section 3.01, none of Ciba, CGC or any other Person makes any express or implied representation or warranty on behalf of Ciba or any of its Subsidiaries. HEXCEL ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, HEXCEL WILL ACQUIRE THE ACQUIRED ASSETS AND THEREAFTER ACQUIRE THE DEFERRED ASSETS, IN EACH CASE WITHOUT ANY REPRESENTATION OR WARRANTY AS TO

MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN "AS IS" CONDITION AND ON A "WHERE IS" BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED HEREIN. The provisions of the immediately preceding sentence do not apply to the Contributed Shares (it being understood that no representations or warranties other than those expressly set forth herein are implied with respect to the Contributed Shares).

          SECTION 3.02. Representations and Warranties of Hexcel. Hexcel hereby represents and warrants to Ciba and CGC as follows:

          (a) Organization, Standing and Power. Hexcel and each of its Subsidiaries is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction in which it is incorporated, has the requisite corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now being conducted and is duly qualified to do business as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which the character of the property owned or leased by it or the nature of the activities make such qualification necessary, except for those jurisdictions in which failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect. Hexcel has heretofore delivered to Ciba true and complete copies of the certificate of incorporation and by-laws (or similar organizational documents) of Hexcel and each of its Subsidiaries, in each case as amended through the date of this Agreement. Such organizational documents are in full force and effect, and no other organizational documents are applicable to or binding on such entities. None of such entities is in violation of any provision of its certificate of incorporation or by-laws (or similar organizational documents).

          (b) Authority. Hexcel and, to the extent applicable, each of its Subsidiaries has all corporate power and authority to execute this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Employment Matters Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Hexcel and, to the extent applicable, each of its Subsidiaries, subject only to approval of (x) the issuance of the Hexcel Shares and (y) an amendment to the certificate of incorporation of Hexcel increasing the authorized number of shares of Hexcel Common to 100,000,000 (the "Required Amendment"), in each case by the requisite vote of the holders of Hexcel Common entitled to vote thereon, and the execution and delivery of the other Ancillary Agreements and the consummation of the transactions contemplated thereby will be authorized by all necessary corporate action on the part of Hexcel and, to the extent applicable, each of its Subsidiaries prior to the Closing. This Agreement and the Employment Matters Agreement have been duly executed and delivered by Hexcel and constitute, and each other Ancillary Agreement when duly executed and delivered by Hexcel and, to the extent applicable, any of its Subsidiaries will constitute a legal, valid and binding obligation of Hexcel and, to the extent applicable, any such Subsidiary enforceable against each of them in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on
Schedule 3.02(b), none of Hexcel or any of its Subsidiaries is a party to, bound by or subject to any agreement or restriction that would materially restrict or impede Ciba or CGC from exercising its full rights under, and enjoying the full benefits contemplated by, this Agreement and the Ancillary Agreements. The execution and delivery of this Agreement and the Ancillary Agreements by Hexcel and, to the extent applicable, any of its Subsidiaries do not and will not, and the consummation by Hexcel and, to the extent applicable, any of its Subsidiaries of the transactions contemplated hereby and thereby, and the compliance with the terms hereof and thereof by Hexcel and, to the extent applicable, any of its Subsidiaries will not (i) violate any law, judgment, order, decree, statute, ordinance, rule and regulation applicable to it, (ii) conflict with any provision of Hexcel's or, to the extent applicable, any of its Subsidiaries' certificate of incorporation or by-laws (or similar organizational documents), (iii) except as set forth on Schedule 3.02(b), conflict with or result in the breach or termination of any provision or constitute a default (with or without the giving of notice or the lapse of time or both) under, or require any consent under or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under any Contract to which it is a party or by which it or any of its properties or assets is bound, (iv) except as set forth on Schedule 3.02(b), require any consent, approval, order, authorization or other action of, or the registration, declaration or filing with, any Governmental Entity or any other Person, or (v) except as set forth an
Schedule 3.02(b), result in the creation or imposition of any Lien on any of its assets or properties other than, in the case of clauses (i), (iii),
(iv) and (v), any such conflicts, violations or Liens the existence of which or consents the lack of which could not reasonably be expected to (x) have a Hexcel Material Adverse Effect, (y) prevent the consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or (z) materially impair Hexcel's or, to the extent applicable, any of its Subsidiaries' ability to perform its obligations under this Agreement or any Ancillary Agreement, except (A) for the filing of a premerger notification and report form by Hexcel under the HSR Act and any filings required pursuant to applicable antitrust and competition law statutes and regulations in each of the Applicable Jurisdictions, (B) for compliance with and filings under Sections 13(a) and 14(a) of the Exchange Act, (C) for the filing of a notice pursuant to the ExonFlorio Amendment,
(D) for consent of the Departement de Securitie pursuant to the Demande d'Autorisation with the Direction du Tresor in France, (E) for the filing of a Special Security Agreement and a related request for a National Interest Determination and all approvals of the United States Defense Investigative Service required in connection therewith and (F) as otherwise set forth on Schedule 3.02(b). At a meeting duly called and held, the Board of Directors of Hexcel duly and unanimously adopted a resolution recommending that the stockholders of Hexcel approve the issuance of the Hexcel Shares and the Required Amendment.

          (c) Capitalization of Hexcel and its Subsidiaries. On the date hereof, the authorized capital stock of Hexcel consists of 40,000,000 shares of Hexcel Common, of which 18,093,903, are duly authorized and validly issued and outstanding, fully paid and nonassessable and 1,500,000 shares of Hexcel Preferred, of which none are issued and outstanding. On the Closing Date the number of shares of Hexcel Common authorized for issuance will be 100,000,000 and, subject to stockholder approval, the number of shares of Hexcel Preferred authorized for issuance will be 20,000,000. Except for Hexcel Common there are no shares of capital stock or other equity securities of Hexcel outstanding. Schedule 3.02(c) sets forth for each material Subsidiary of Hexcel the amount of its authorized capital stock, the amount of its outstanding capital stock and the amount of such stock owned by Hexcel. All the outstanding shares of capital stock of each material Subsidiary of Hexcel have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in
Schedule 3.02(c), there are no shares of capital stock or other equity securities of any material Subsidiary of Hexcel outstanding that are not owned by Hexcel or a wholly owned Subsidiary of Hexcel. Neither the Hexcel Common nor any shares of capital stock of any Subsidiary of Hexcel have been issued in violation of, and none of the Hexcel Common or such shares of capital stock are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any provision of applicable law, the certificate of incorporation or by-laws of Hexcel or the comparable governing instruments of any Subsidiary of Hexcel, or any contract, agreement or instrument to which Hexcel or any Subsidiary of Hexcel is subject, bound or a party or otherwise. Except as set forth in
Schedule 3.02(c), there are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (i) pursuant to which Hexcel or any Subsidiary of Hexcel is or may become obligated to issue, sell, purchase, refund or redeem any shares of capital stock or other securities of or equity interest in Hexcel or any Subsidiary of Hexcel or
(ii) that give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of Hexcel or any Subsidiary of Hexcel. The Hexcel Shares have been or will be prior to Closing duly and validly authorized and when issued and delivered in accordance with the provisions of this Agreement will be duly and validly issued, fully paid and nonassessable. The Indenture and the Subordinated Debt have been or will be prior to Closing duly and validly authorized and when executed and delivered in accordance with the provisions of this Agreement will constitute legal, valid and binding obligations of Hexcel enforceable against Hexcel in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject, as to enforceability, to general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth in
Schedule 3.02(c), there are no equity securities of Hexcel or any Subsidiary of Hexcel reserved for issuance for any purpose. Except as set forth in Schedule 3.02(c), Hexcel has good and valid title, directly or through one or more wholly owned subsidiaries, to all the outstanding shares of capital stock of each material Subsidiary of Hexcel, free and clear of any Liens. Except as set forth in Schedule 3.02(c), there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Hexcel or any Subsidiary of Hexcel may vote.

          (d) Equity Interests. Except for the Subsidiaries of Hexcel and as set forth in Schedule 3.02(d), Hexcel does not directly or indirectly have any material interest in any other entity, including subsidiaries, joint ventures or partnerships.

          (e) SEC Documents; Undisclosed Liabilities. Hexcel has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1992 (the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Hexcel included in the SEC Documents as of their respective dates complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted for use on Form 10- Q) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Hexcel and its Subsidiaries as of the dates thereof and the consolidated results of operations of Hexcel and its Subsidiaries for the periods then ended (subject, in the case of any unaudited statements, to normal year-end audit adjustments). Except as set forth in the Hexcel Balance Sheet, neither Hexcel nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet that, individually or in the aggregate, have not had and would not reasonably be expected to have a Hexcel Material Adverse Effect.

          (f) Absence of Certain Changes or Events. Except as set forth in
Schedule 3.02(f), from the date of the Hexcel Balance Sheet to the date hereof, Hexcel and its Subsidiaries have conducted their business in the ordinary course of business consistent in all material respects with past practice, and there has not been any development or event or series of events that would reasonably be expected to have a Hexcel Material Adverse Effect.

          (g) Brokers. Except for Bear, Stearns & Co. Inc., whose fees will be paid by Hexcel, there is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Hexcel or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

          (h) Investment Intent. Hexcel and, to the extent applicable, any Subsidiary of Hexcel is purchasing and acquiring the Contributed Shares for its own account (not as a nominee or agent) for investment and not with a present view to, or for sale in connection with, any distribution or resale thereof or any granting of a participation therein. Hexcel acknowledges, on behalf of itself and its Subsidiaries, and understands that the Contributed Shares may not be transferred unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

          (i) Compliance with Applicable Laws. Each of Hexcel and its Subsidiaries has complied with all laws, regulations, rules and orders, statutes, ordinances, Permits and authorizations of all Governmental Entities applicable to it except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect and, except as set forth in Schedule 3.02(i), neither Hexcel nor any of its Subsidiaries has received any written notice of any such failure to so comply. Except as set forth on Schedule 3.02(i), neither Hexcel nor any of its Subsidiaries has received any written notice that any investigation or review by any Governmental Entity is pending or that any such investigation or review is contemplated, except where the outcome of such investigation or review would not, individually or in the aggregate, reasonably be expected to have an Hexcel Material Adverse Effect. This paragraph (i) does not relate to Tax laws, laws relating to employee benefits and Environmental Laws for which Section 3.02(o), the Employment Matters Agreement and Section 3.02(v) and Section 3.02(p), respectively, are applicable in lieu of this paragraph (i).

          (j) Litigation; Decrees. Schedule 3.02(j) sets forth a list of certain lawsuits, claims, actions, investigations and proceedings. Except as set forth in Schedule 3.02(j), there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Hexcel or any of its Subsidiaries, threatened against Hexcel or any of its Subsidiaries that (i) if adversely determined would, individually or in the aggregate, be reasonably likely to result in an Hexcel Material Adverse Effect, (ii) in any manner challenges or seeks to enjoin, prevent, alter or materially delay the transactions contemplated hereby or (iii) alleges criminal action or inaction. Except as set forth on Schedule 3.02(j), neither Hexcel nor any of its Subsidiaries is subject to any judgment, order, injunction, rule, decree, writ, determination or award of any Governmental Entity or arbitrator having, or which, individually or in the aggregate, have or would reasonably be expected to have, a Hexcel Material Adverse Effect or which would prevent, alter or materially delay the transactions contemplated hereby.

          (k) Properties. (i) Hexcel or a Subsidiary thereof has good, marketable and insurable (in the case of real property) title to, or valid leasehold interests in, or other rights to use all the real and personal properties and assets required for the conduct of the business of Hexcel and its Subsidiaries as currently conducted and has good and marketable title to, or valid leasehold interests in, all the properties and assets reflected on the Hexcel Balance Sheet or thereafter acquired, except for assets sold or otherwise disposed of for fair value since the date of such balance sheet in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of any and all Liens of any kind and free of any and all other limitations and restrictions except for (A) Hexcel Permitted Liens, (B) easements, covenants, rights-of-way, claims and other encumbrances or restrictions of record, none of which, either individually or in the aggregate, materially detract from the value of the property or materially interfere with the current use of the property, (C) zoning, building and other similar restrictions, none of which, either individually or in the aggregate, materially detract from the value of the property or materially interfere with the current use of the property, (D) unrecorded easements, covenants, rights-of-way or other restrictions, none of which, either individually or in the aggregate, materially detract from the value of the property or materially interfere with the current use of the property, (E) any conditions that may be shown by a current, accurate survey or physical inspection of any such property made prior to Closing and (F) Liens disclosed in Schedule 3.02(k) or in the Hexcel Balance Sheet or in the notes thereto, none of which items set forth in clauses (A) through (F) above, individually or in the aggregate, have or would reasonably be expected to have a Hexcel Material Adverse Effect.

          (ii) Hexcel and each of its Subsidiaries has complied in all respects with the terms of all material leases to which it is a party. To the knowledge of Hexcel and its Subsidiaries, all such leases are in full force and effect and all rents and additional rents due thereunder have been paid in full when due through the date hereof. Hexcel or a Subsidiary thereof enjoys peaceful and undisturbed possession under all such material leases.

          (iii) At the date of the Agreement there has been no actual or, to the knowledge of Hexcel, threatened condemnation or taking by eminent domain of any of its real property or any real property in which it has an interest.

          (iv) There are no Persons other than Hexcel or any of its Subsidiaries that have a possessory interest pursuant to a written agreement with Hexcel or any of its Subsidiaries in any of its real property.

          (v) This paragraph (d) does not relate to Intellectual Property, as to which Section 3.02(l) shall be applicable in lieu of this Section 3.01(k).

          (l) Intellectual Property. (i) Schedule 3.02(l) sets forth a complete list of all Intellectual Property (other than Know-how) owned by Hexcel or its Subsidiaries that is material to its business (collectively, the "Hexcel Material Intellectual Property"). To Hexcel's knowledge, except as disclosed in Schedule 3.02(l), no Hexcel Material Intellectual Property
(A) has, in whole or in part, lapsed, been declared invalid, or been abandoned, dedicated or disclaimed or (B) is being infringed by any Person, in each case, which could reasonably be expected to have a Hexcel Material Adverse Effect.

          (ii) To Hexcel's knowledge, except as disclosed in Schedule 3.02(l) (A) neither Hexcel nor any of its Subsidiaries during the five years preceding the date of this Agreement has been sued, charged in writing or threatened with respect to, or been a defendant in, any claim, suit, action or proceeding including a claim of infringement by Hexcel or such Subsidiary of any Intellectual Property which, if successful, could reasonably be expected to have a Hexcel Material Adverse Effect and (B) to Hexcel's knowledge, the conduct of its business does not infringe the valid intellectual property rights of any other Person in any way that could reasonably be expected to have a Hexcel Material Adverse Effect.

          (m) Insurance. Schedule 3.02(m) sets forth a complete and correct list of all insurance policies (including a brief summary of the nature and terms thereof) providing coverage in respect of Hexcel and its Subsidiaries. All the material properties of Hexcel and its Subsidiaries are insured for Hexcel's or its Subsidiaries' benefit, and will be so insured until the Closing. The coverage provided by such policies is adequate and sufficient in nature, scope and amount in accordance with applicable prudent risk management practices. All such policies currently in effect are in full force and effect, no notice of termination, cancellation or reservation of rights has been received with respect to any such policy, there has not been any failure to present any claim or give any notice under any such policy in a timely manner or in the manner or detail required by such policy, and there is no default with respect to any such policy, except for such as would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect. Except as set forth on Schedule 3.02(m) or as otherwise disclosed to Ciba prior to the date of this Agreement, neither Hexcel nor any of its Subsidiaries self-insures or has self-insured any material risks.

          (n) Contracts. Schedule 3.02(n) sets forth each of the following Contracts to which Hexcel or any of its Subsidiaries is a party or by which any of them is bound:

          (i) any collective bargaining Contract;

          (ii) any Contract with any employee involving aggregate future obligations in excess of $100,000;

          (iii) any Contract entered into in the ordinary course of business which involves payment or receipt in the future of aggregate amounts in excess of $5,000,000;

          (iv) any Contract entered into other than in the ordinary course of business which involves payment or receipt in the future of aggregate amounts in excess of $500,000;

          (v) any credit agreement, loan agreement, indenture, guarantee, note, mortgage, security agreement, loan commitment, evidence of indebtedness or other Contract relating to the borrowing or lending of funds in excess of $500,000;

          (vi) any contract granting to any Person a preferential right to purchase any assets of Hexcel or its Subsidiaries (other than sales of inventory in the ordinary course of business);

          (vii) any Contract with respect to the discharge, transportation, removal or storage of effluent, waste, pollutants or hazardous substances;

          (viii) any Contract containing a covenant not to compete or similar provisions or a covenant or other provision restricting the development, manufacture, marketing or distribution of products or services;

          (ix) any Contract for the lease of land, buildings, equipment or other property that is material to the business of Hexcel and its Subsidiaries;

          (x) any Contract limiting or restricting the voting, acquisition or disposition of any equity securities or other equity interests of Hexcel or any of its Subsidiaries;

          (xi) any Contract relating to Intellectual Property that is material to the business of Hexcel and its Subsidiaries (including any such Contract that restricts the use of Intellectual Property); and

          (xii) any Contract evidencing any Lien on any of the assets of Hexcel or any of its Subsidiaries (other than Liens created in the ordinary course of business).

True, complete and correct copies of all the Contracts listed on Schedule 3.02(n) (including any amendments thereof or waivers with respect thereto) have been made available to Ciba (other than (x) purchase orders and invoices to customers and suppliers using standards forms made available to Ciba and (y) employment agreements pursuant to standard form agreements made available to Ciba). Except as disclosed on Schedule 3.02(n), each of the material Contracts is a valid and binding agreement of Hexcel or a Subsidiary thereof, as the case may be, and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally from time to time in effect, and subject as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law), and neither Hexcel nor any of its Subsidiaries nor, to the knowledge of Hexcel or any of its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such Contract, nor, to the knowledge of Hexcel or any of its Subsidiaries, has any event or circumstance occurred that, with or without notice or lapse of time or both, would constitute any material event of default or give rise to any right of termination, cancellation or acceleration or the loss of any benefit or require any consent thereunder other than as set forth on
Schedule 3.02(n). Except as set forth on Schedule 3.02(n), neither the execution and delivery of this Agreement and the Ancillary Agreements nor, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements by Hexcel will cause any breach of a material Contract or, with or without notice or lapse of time or both, result in any default, require any consent or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under any material Contract (including benefits that may be exercised only upon consummation of a transaction of the type contemplated by this Agreement and the Ancillary Agreements). Except as disclosed on Schedule 3.02(n), neither Hexcel nor any of its Subsidiaries has received any written or, to its knowledge, oral notice of termination or cancellation of or notice of an intent to terminate or cancel any material Contract. No material Contract is the subject of or, to the knowledge of Hexcel or any of its Subsidiaries, has been threatened to be made the subject of any arbitration, suit or legal proceeding. With respect to any material Contract that will by its terms terminate as of a particular date unless renewed or unless an option to extend is exercised, neither Hexcel nor any of its Subsidiaries has received any written or, to its knowledge, oral notice, or otherwise has knowledge that any such material Contract will not be, or is not likely to be, so renewed or that any such extension option will not be or is not likely to be so exercised. Except as set forth on Schedule 3.02(n) or as would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect, each of the foregoing representations and warranties as to material Contracts is also true and correct as to the other Contracts.

          (o) Taxes. Except as disclosed on Schedule 3.02(o), (i) each of Hexcel and its Subsidiaries has timely filed, in correct and complete form after giving effect to any applicable extensions, all Tax Returns relating to Income Taxes and other material Taxes required to be filed by it and paid all Taxes required to be paid by it, (ii) no Taxing Authority is asserting or is expected to assert any deficiency against Hexcel or its Subsidiaries with respect to any Taxes described in (i) above and (iii) the accruals for Taxes reflected in the consolidated financial statements of Hexcel as of December 31, 1994 adequately provide for the liability of Hexcel and its Subsidiaries for Taxes as of that date and (iv) Hexcel's aggregate net operating loss for U.S. Federal income Tax purposes as of December 31, 1994 was approximately $48 million.

          (p) Environmental Matters. Except as set forth in Schedule 3.02(p) and, in each case of clauses (A) through (G) below, except (i) where the failure to so comply, (ii) where such actual or alleged liability or (iii) to the extent that such statements, if untrue, would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect:

          (A) Hexcel and its Subsidiaries have secured and are in material compliance with all Environmental Permits and are in material compliance with all Environmental Laws;

          (B) since June 30, 1990, neither Hexcel nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that Hexcel or its Subsidiaries is not in compliance with any Environmental Law or Environmental Permits;

          (C) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to the knowledge of Hexcel or any of its Subsidiaries, threatened, relating to compliance by Hexcel or its Subsidiaries with, or liability of Hexcel or any of its Subsidiaries under, any Environmental Law;

          (D) there are no Liens attached, asserted, or, to the knowledge of Hexcel or any of its Subsidiaries, threatened against any property of Hexcel or any of its Subsidiaries pursuant to any Environmental Law;

          (E) there have been no releases or, to the knowledge of Hexcel or any of its Subsidiaries, threatened releases (as those terms are defined under Environmental Law) of Hazardous Substances on, from or adjacent to any property of Hexcel or its Subsidiaries which could reasonably be expected to give rise to material liability under any Environmental Law;

          (F) neither Hexcel nor any of its Subsidiaries has received a request for information or has been named a potentially responsible party regarding any Federal National Priority List site (as that term is defined under Environmental Law) or any other disposal site pursuant to any similar Environmental Law; and

          (G) there are no other material liabilities under any Environmental Law.

          (q) Cost Accounting Standards. Except as set forth on Schedule 3.02(q), Hexcel and each of its Subsidiaries have (and are not aware of any allegation that they have not) accounted for all their Contracts (or subcontracts relating thereto) with Governmental Entities related to the United States Federal government in accordance with the Cost Accounting Standards applicable thereto and have adhered in all material respects with all Federal Acquisition Regulations, all Federal Acquisition Supplemental Regulations and all other relevant cost accounting requirements.

          (r) Accounts Receivable. All accounts receivable of Hexcel and any of its Subsidiaries represent sales actually made in the ordinary course of business and represent legal, valid and binding obligations of the obligors thereon. The financial statements set forth in the SEC Documents contain, as of their respective dates, adequate and sufficient reserves for bad debts in respect of such accounts receivable calculated in accordance with U.S. GAAP applied on a consistent basis.

          (s) Inventory. All Inventory of Hexcel and any of its Subsidiaries is of a quality and quantity useable and saleable in the ordinary course of business. All such Inventory is valued in the Hexcel Balance Sheet at lower of cost and market, with obsolete or below-standard quality materials having been written off and with adequate and sufficient reserves for inactive and surplus Inventory calculated in accordance with U.S. GAAP applied on a consistent basis.

          (t) Product Manufacturing. With respect to each product of Hexcel and any of its Subsidiaries, Hexcel or such Subsidiary (i) has obtained all applicable Permits (other than as set forth on Schedule 3.01(p)) necessary for the manufacture, distribution, sale and marketing of such products, except for such Permits the lack of which would not reasonably be expected to have a Hexcel Material Adverse Effect, and (ii) is in material compliance with the terms and conditions of all such Permits in each jurisdiction in which such products are manufactured, distributed, sold or marketed. All products of Hexcel and any of its Subsidiaries have been manufactured, in full compliance with applicable product specifications.

          (u) Product Liability. Except as set forth on Schedule 3.02(u), there are not presently pending, or to the knowledge of Hexcel or any of its Subsidiaries, threatened any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of Hexcel that would reasonably be expected to have a Hexcel Material Adverse Effect. Schedule 3.02(u) sets forth a true and complete list of (i) all matters referred to in the preceding sentence since January 1, 1992 and (ii) all Recalls and all investigations, considerations or decisions made by Hexcel or any of its Subsidiaries, or to the knowledge of Hexcel or any of its Subsidiaries, by any other person concerning a Recall relating to any product manufactured, distributed or sold by or on behalf of Hexcel or any of its Subsidiaries, in each case, since January 1, 1992. The financial statements of Hexcel included in the SEC Documents contain, as of their respective dates, adequate and sufficient reserves for product warranty related expenses and product returns.

          (v) Foreign Benefit Plans. Each employee benefit plan relating to employees of Hexcel employed outside the United States is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents of such plan. Neither Hexcel nor any of its Subsidiaries has incurred any liability (nor, to the knowledge of Hexcel or any of its Subsidiaries, does any condition exist or has any event occurred that presents a material risk that any such liability will be incurred) with respect to any such plan relating to such employees (other than for contributions not yet due) that, when aggregated with other such liabilities, would result in a material liability to Hexcel and its Subsidiaries taken as a whole. Each employee benefit plan relating to employees of Hexcel employed outside the United States is fully and properly funded in accordance with, and the assets thereof are held by a Person authorized to hold such assets under, applicable law and regulation and the governing documents of such plan.

          (w) Labor Relations. Except as set forth in Schedule 3.02(w), no collective bargaining agreement is being negotiated by Hexcel or any of its Subsidiaries. Except as set forth in Schedule 3.02(w), to the knowledge of Hexcel or any of its Subsidiaries, there are no activities or proceedings of any labor union to organize any of the employees of Hexcel or any of its Subsidiaries. There is no labor dispute, strike or work stoppage against Hexcel or any of its Subsidiaries pending or, to the knowledge of Hexcel or any of its Subsidiaries, threatened, except for such disputes, strikes or work stoppages that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (x) No Other Representations. Except for the representations and warranties expressly set forth in this Section 3.02, neither Hexcel nor any other Person makes any express or implied representation or warranty on behalf of Hexcel or any of its Subsidiaries.


                                 ARTICLE IV

                                 Covenants

          SECTION 4.01. Conduct of Business. (a) From and after the date of this Agreement and until the Closing (or, if the Danutec Equity is not delivered to Hexcel at the Closing, with respect to Danutec, until the earlier of (x) the Danutec Closing and (y) the first anniversary of the Closing), except as expressly provided in this Agreement or as Hexcel shall otherwise reasonably agree, Ciba and CGC shall and Ciba shall cause each of its Subsidiaries (other than CGC) to (i) conduct the Transferred Business in the ordinary course of business consistent in all material respects with past practice; (ii) use all commercially reasonable efforts to preserve intact the business organizations and relationships with third parties of the Transferred Business and to keep available the services of the current employees of the Transferred Business and (iii) not sell, assign, transfer, lease, license or otherwise dispose of any Acquired Assets or Deferred Assets or any parts thereof except (A) pursuant to existing Contracts and commitments (including the Austrian Shares Contract) or (B) in the ordinary course of business consistent in all material respects with past practice and (iv) notify Hexcel as to any material event of condemnation or casualty affecting any of the Acquired Assets or Deferred Assets promptly after the occurrence thereof. In addition, until the Closing (or, if the Danutec Equity is not delivered to Hexcel at the Closing, with respect to Danutec, until the earlier of (x) the Danutec Closing and (y) the first anniversary of the Closing), Ciba shall not permit any Divested Subsidiary to do any of the following, and Ciba and CGC (to the extent related to the Transferred Business) shall not do any of the following, in each case without the prior written consent of Hexcel:

          (i) issue, authorize the issuance of, sell, purchase, redeem or otherwise acquire (or waive any restrictions on any third party from taking any such action with respect to) any capital stock, bonds, debentures, notes or other securities, or authorize any stock option plan or amendment thereto or grant any options (including employee stock options), "phantom" stock or similar contractual rights, warrants or other rights or commitments entitling any Person to require the issuance, delivery, sale, refunding or redemption of any capital stock, bonds, debentures, notes or other securities (or that give any Person the right to receive the benefits or other similar rights enjoyed by or accruing to holders of capital stock) or amend the terms of any such securities or agreements outstanding as of the date hereof;

          (ii) declare, set aside or pay any dividends on, or make any other distributions in respect of, its capital stock or the Transferred Business (other than dividends or other distributions of cash, cash equivalents and marketable securities);

          (iii) split or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (iv) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, in any such case to the extent such action would create an Assumed Liability, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) any Divested Subsidiary, (B) pursuant to existing Contracts as set forth on Schedule 4.01(a)(iv) and (C) non-material loans, advances or extensions of credit to employees, customers or suppliers in the ordinary course of business consistent with past practice;

          (v) take any action that would result in any of the representations and warranties of Ciba or CGC set forth in this Agreement or any Ancillary Agreement becoming untrue or any of the conditions to the Closing not being satisfied;

          (vi) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to the Transferred Business taken as a whole, except (A) purchases of inventory in the ordinary course of business consistent with past practice and (B) the purchase of any interest in Danutec pursuant to a Danutec Agreement;

          (vii) mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or, except in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of (x) any of the Acquired Assets or Deferred Assets or (y) in the case of a Divested Subsidiary, any of its properties or assets;

          (viii) enter into, modify, amend or terminate any material Acquired Contract or waive, release or assign any material rights or claims or fail to take any action necessary to preserve the benefits of any material Acquired Contract;

          (ix) make or agree to make any new capital expenditure relating to the Transferred Business which is individually in excess of $100,000 or which when taken together with all other new capital expenditures relating to the Transferred Business is in excess of $500,000;

          (x) make any material Tax election or settle or compromise any material liability for Taxes other than to the extent the amount of such settlement or compromise is less than or equal to the amount of the accruals or reserves for Taxes on the Balance Sheet;

          (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) that are Assumed Liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Balance Sheet or incurred after the date thereof in the ordinary course of business consistent with past practice;

          (xii) amend, or cause or permit to be amended, the certificate of incorporation or by-laws (or similar organizational documents) of any Divested Subsidiary;

          (xiii) (A) adopt or amend in any material respect or terminate any pension or benefit plan relating to employees of the Divested Subsidiaries, or (B) adopt, amend or terminate any pension or benefit plan relating to employees of the Transferred Business employed outside the United States (other than employees of the Divested Subsidiaries) other than any adoption, amendment or termination that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, in either case, except as required by law, or change any actuarial or other assumption used to calculate funding obligations with respect to any such plan (except to the extent that failure to make such change would result in noncompliance with U.S. GAAP, the Code or other applicable law), or change the manner in which contributions to any such plan are made or the basis upon which such contributions are determined, except as required by law;

          (xiv) make any material change in the compensation or benefits of, or enter into or amend in any material respect any employment agreement with respect to, any employee (or any director of a Divested Subsidiary) of the Transferred Business outside the United States, except in the ordinary course of business consistent with past practice or, if applicable, as may be required under existing agreements;

          (xv) make any change in any method of accounting or accounting practice or policy other than those required by U.S. GAAP;

          (xvi) enter into an agreement to settle any material lawsuits, claims, actions, investigations or proceedings; or

          (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) From and after the date of this Agreement and until the Closing, except as expressly provided in this Agreement or as Ciba shall otherwise reasonably agree, Hexcel shall and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course of business consistent in all material respects with past practice, (ii) use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its current employees, (iii) not sell, assign, transfer, lease or license or otherwise dispose of any of its assets or any parts thereof except (A) pursuant to existing Contracts and commitments or (B) in the ordinary course of business consistent in all material respects with past practice and (iv) notify Ciba as to any material event of condemnation or casualty affecting any of the properties or assets of Hexcel or any of its Subsidiaries promptly after the occurrence thereof. In addition, until the Closing, Hexcel shall not and shall not permit any of its Subsidiaries to do any of the following without the prior written consent of Ciba:

          (i) issue (other than (x) upon exercise of outstanding stock options or stock options which are permitted to be granted hereunder,
     (y) upon conversion of outstanding convertible debt or (z) up to 39,604 shares of Hexcel Common pursuant to Hexcel's plan of reorganization), authorize the issuance of, sell, purchase, redeem or otherwise acquire (or waive any restrictions on any third party from taking any such action) any capital stock, bonds, debentures, notes or other securities of Hexcel or its Subsidiaries or authorize any stock option plan or any amendment thereto (other than Hexcel's Amended and Restated Incentive Stock Plan in substantially the form previously disclosed to Ciba) or grant any options (other than employee or director stock options the grant of which has been authorized and disclosed to Ciba prior to the date hereof (even if such grant is subject to stockholder approval) or that are granted to newly hired employees (other than directors or executive officers) in the ordinary course of business in amounts consistent with past practice), "phantom" stock or similar contractual rights, warrants or other rights or commitments entitling any Person to require the issuance, delivery, sale, refunding or redemption by Hexcel or any of its Subsidiaries of any capital stock, bonds, debentures, notes or other securities of Hexcel or its Subsidiaries (or that give any Person the right to receive the benefits or similar rights enjoyed by or accruing to holders of shares of capital stock of Hexcel or any of its Subsidiaries) or amend the terms of any such securities or agreements outstanding as of the date hereof;

          (ii) declare, set aside or pay any dividends on, or make any other distributions in respect of, its capital stock;

          (iii) split or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (iv) except for drawings on existing working capital facilities in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Hexcel or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) Hexcel or any direct or indirect wholly owned Subsidiary of Hexcel,
     (B) pursuant to existing Contracts as set forth on Schedule 4.01(b)(iv) and (C) non-material loans, advances or extensions of credit to employees, customers or suppliers in the ordinary course of business consistent with past practice;

          (v) take any action that would result in any of the representations and warranties of Hexcel set forth in this Agreement or any Ancillary Agreement becoming untrue or any of the conditions to the Closing not being satisfied;

          (vi) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that are material, individually or in the aggregate, to Hexcel and its Subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

          (vii) mortgage or otherwise encumber or subject to any Lien (other than Hexcel Permitted Liens) or, except in the ordinary course of business consistent with past practice, sell, lease or otherwise dispose of any of its properties or assets;

          (viii) enter into, modify, amend or terminate any material Contract or waive, release or assign any material rights or claims or fail to take any action necessary to preserve the benefits of any material Contract;

          (ix) make or agree to make any new capital expenditure which is individually in excess of $100,000 or which when taken together with all other new capital expenditures is in excess of $500,000;

          (x) make any material Tax election or settle or compromise any material liability for Taxes other than to the extent the amount of such settlement or compromise is less than or equal to the amount of the accruals or reserves for Taxes on the Hexcel Balance Sheet;

          (xi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Hexcel Balance Sheet or incurred after the date of the Hexcel Balance Sheet in the ordinary course of business consistent with past practice;

          (xii) except for the Required Amendment, the authorization of an additional 18,500,000 shares of Hexcel Preferred and except as contemplated by the Governance Agreement, amend its certificate of incorporation or by-laws (or similar organizational documents);

          (xiii) adopt or amend in any material respect or terminate any pension or benefit plan relating to employees of Hexcel or any of its Subsidiaries employed outside the United States, except as required by law, or change any actuarial or other assumption used to calculate funding obligations with respect to any such plan (except to the extent that failure to make such change would result in noncompliance with U.S. GAAP, the Code or other applicable law), or change the manner in which contributions to any such plan are made or the basis upon which such contributions are determined, except as required by law;

          (xiv) make any material change in the compensation or benefits of, or enter into or amend in any material respect any employment agreement with respect to, any employee or director of Hexcel or any of its Subsidiaries outside the United States, except in the ordinary course of business consistent with past practice or, if applicable, as may be required under existing agreements;

          (xv) make any change in any method of accounting or accounting practice or policy other than those required by U.S. GAAP;

          (xvi) enter into an agreement to settle any material lawsuits, claims, actions, investigations or proceedings; or

          (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 4.02. Access to Information. Each of Hexcel and Ciba shall, and shall cause each of their respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Closing, to all their respective properties, books, Contracts, commitments, personnel and records (in the case of Ciba, only to the extent relating to the Transferred Business or the transactions contemplated by this Agreement and the Ancillary Agreements) and, during such period, each of Hexcel and Ciba shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal, state or foreign securities laws and (b) all other information concerning its business, properties and personnel (in each case with respect to Ciba, only to the extent relating to the Transferred Business or the transactions contemplated by this Agreement and the Ancillary Agreements) as such other party may reasonably request. Each of Hexcel and Ciba acknowledge that the information being provided to it in connection with the transactions contemplated hereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. No investigation pursuant to this Section 4.02 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereunder.

          SECTION 4.03. Legal Requirements. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including (i) the obtaining of all necessary actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including the prompt filing of (A) the premerger notification and report form under the HSR Act and any filings required pursuant to applicable antitrust and competition law statutes and regulations in each of the Applicable Jurisdictions, (B) a notice pursuant to the Exon-Florio Amendment, (C) all materials requested by the Department de Securite pursuant to the Demande d'Autorization with the Direction du Tresor in France, (D) the filing of a Special Security Agreement and a related request for a National Interest Determination and all approvals of the United States Defense Investigative Service required in connection therewith and (E) any other filings necessary with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain any approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.

          SECTION 4.04. No Solicitation. (a) Neither Ciba nor Hexcel shall, nor shall they permit any of their respective Subsidiaries to, nor shall they authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, either of them or their respective Subsidiaries to, (i) solicit or initiate, or facilitate or endorse or encourage the submission of, any Interfering Transaction, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to expedite any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Interfering Transaction provided, that, prior to the receipt of Hexcel stockholder approval of (x) the issuance of the Hexcel Shares and (y) the Required Amendment, if in the opinion of the Board of Directors of Hexcel or Ciba, as the case may be, based on the advice of outside counsel, such failure to act would be inconsistent with the fiduciary duties of Hexcel or Ciba or their respective boards of directors, as the case may be, to stockholders under applicable law, Hexcel or Ciba, as the case may be, may, in response to an unsolicited proposal relating to an Interfering Transaction, and subject to compliance with Section 4.04(c) below, furnish information with respect to it to any Person pursuant to a confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer of Hexcel or Ciba or any of their respective Subsidiaries or any investment banker, attorney or other advisor or representative of Hexcel or Ciba or any of their respective Subsidiaries, acting on behalf of Hexcel or Ciba or any of their respective Subsidiaries, shall be deemed to be a breach of this
Section 4.04(a) by Hexcel or Ciba, as the case may be. For purposes of this Agreement, "Interfering Transaction" means any transaction, other than the transactions contemplated by this Agreement and the Ancillary Agreements, the consummation of which prior to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements would or could reasonably be expected to impede, interfere with, prevent or materially delay, or which would or could reasonably be expected to materially dilute the benefits to Ciba or Hexcel, as the case may be, of the transactions contemplated hereby or by the Ancillary Agreements.

          (b) The Board of Directors of Hexcel shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner that would prevent the stockholders of Hexcel from voting on, and approving if the requisite vote is obtained, the issuance of the Hexcel Shares or the Required Amendment, the approval or recommendation by such Board of Directors of the transactions contemplated hereby or by the Ancillary Agreements, (ii) approve or recommend, or propose to approve or recommend, any Interfering Transaction or (iii) negotiate or approve or authorize entering into any preliminary or definitive agreement or understanding with respect to any Interfering Transaction.

          (c) The boards of directors of Ciba and CGC shall not (i) withdraw or modify, or propose to withdraw or modify, the approval or recommendation by such boards of directors of the transactions contemplated hereby or by the Ancillary Agreements, (ii) approve or recommend, or propose to approve or recommend, any Interfering Transaction or (iii) negotiate or approve or authorize entering into any preliminary or definitive agreements or understanding with respect to any Interfering Transaction.

          (d) Hexcel and Ciba and CGC shall promptly advise each other of the existence of any request for information or of any proposal for an Interfering Transaction, or any inquiry with respect to, or which could reasonably be expected to lead to, any Interfering Transaction.

          (e) Nothing contained in this Section 4.04 shall prohibit Hexcel from making any recommendation with respect to the transactions contemplated hereby or any disclosure to Hexcel's stockholders if, based on advice of outside counsel, such disclosure or recommendation is required by applicable fiduciary duties, law or stock exchange rules.

          SECTION 4.05. Agreement Regarding Non-Assignable Contracts. If any Acquired Contract (i) is not assignable without the consent of any party thereto, (ii) may by its terms be terminated or cancelled upon assignment or (iii) is not by its terms assignable, Ciba and Hexcel shall use all commercially reasonable efforts to obtain the consent of any required parties thereto to effect such assignment. If any such consent or approval can not be obtained, Ciba shall use all commercially reasonable efforts (not involving the expenditure of money (other than incidental fees and expenses) or the giving of financial accommodations) to secure an arrangement reasonably satisfactory to Hexcel to provide Hexcel the benefits that it would have received and to subject Hexcel to the obligations it would have owed, in each case, under such Acquired Contract following the Closing as if such consent or approval had been obtained.

          SECTION 4.06. Transfer Taxes. Ciba and Hexcel shall cooperate and shall cause their respective Subsidiaries to cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax laws. To the extent legally able to do so, Hexcel and Ciba shall deliver or cause to be delivered to each other exemption certificates satisfactory in form and substance to each other with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed. To the extent permitted by law, Hexcel shall pay when due, all Transfer Taxes, and Hexcel shall reimburse Ciba for any Transfer Taxes paid by Ciba and its Subsidiaries within ten days of Ciba's written request, which request shall include a calculation of such Transfer Taxes and evidence of payment thereof. Hexcel shall provide to Ciba, within 10 days of Hexcel's payment of a Transfer Tax, a statement setting forth the amount of such Transfer Tax, the calculation thereof and evidence of payment thereof.

          SECTION 4.07. Use of Names. (a) Following the Closing, Hexcel shall have the right to continue to use existing inventories of the following materials bearing Ciba Tradenames for the periods specified below:

          (i) quotation forms, order acknowledgments, purchase orders, invoices, shipping documents, letterhead, business cards and similar stationary sent to third parties for a period not to exceed 90 days following the Closing Date (and with respect to those of Danutec for a period not to exceed 90 days following the Danutec Closing, if any); provided, however, that Hexcel shall overlabel or make such other changes to such documents as is necessary to reflect correct payment instructions;

          (ii) packaging, labeling, containers, brochures, technical data sheets and similar product related materials for a period of not more than twelve months following the Closing Date (and with respect to those of Danutec for a period of not more than twelve months following the Danutec Closing, if any); and

          (iii) internal documents and forms used in the day-to-day conduct of the business for a period of up to twelve months following the Closing Date (and with respect to those of Danutec for a period of up to twelve months following the Danutec Closing, if any); provided that in no event shall Hexcel distribute any such internal documents to any third party.

          (b) Hexcel shall use reasonable efforts to replace Ciba
Tradenames on buildings, cars, trucks and other fixed assets as soon as possible, but in any event shall replace the same within 180 days following the Closing Date (and with respect to Danutec within 180 days following the Danutec Closing, if any).

          (c) (i) Following the Closing Date, Hexcel shall not place any orders for advertising copy using any of the Ciba Tradenames. Orders for advertising copy made prior to the Closing Date (or, with respect to Danutec, the date of the Danutec Closing) may be completed, provided that publication of such advertising is completed prior to 180 days following the Closing Date (and with respect to Danutec prior to 180 days following the Danutec Closing, if any).

          (ii) For a period of 180 days following the Closing Date (and with respect to Danutec for a period of 180 days following the Danutec Closing, if any), Hexcel shall have the right to use Ciba Tradenames in association with Hexcel Trade Names in advertising media solely for the purpose of communicating to customers the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that any such use shall be subject to the prior review and approval of Ciba, not to be unreasonably withheld.

          (d) (i) Hexcel and the Ciba Distributors (as defined below) shall use their respective commercially reasonable efforts to cause the orderly sale of all existing inventory constituting Deferred Assets and bearing Ciba Tradenames by each Subsidiary of Ciba conducting the Transferred Business in the Excluded Jurisdictions under the Distribution Agreement (each, a "Ciba Distributor") as soon as reasonably practicable and consistent with past practice for such Ciba Distributors. Thereafter, subject to subparagraph (iii) below, Hexcel shall supply, in accordance with the Distribution Agreement, the respective Ciba Distributors with products that do not bear any Ciba Tradename.

          (ii) Each Ciba Distributor continuing to serve as a distributor of products of the Transferred Business following the Closing shall be entitled to use the Ciba Tradenames in association with existing products only until the earliest to occur of (A) the date on which all existing inventory of such Ciba Distributor bearing any Ciba Tradename (including any additional inventory supplied in accordance with subparagraph (iii) below) has been sold; (B) the date of termination of the Distribution Agreement with respect to such Ciba Distributor; or (C) the first anniversary of the Closing Date.

          (iii) Hexcel may supply directly or indirectly to any Ciba Distributor additional inventory bearing any Ciba Tradename in volumes consistent with past practice in effect prior to Closing for a period not to exceed 90 days following the Closing Date. If a Danutec Closing occurs after the Closing Date, Danutec shall be permitted to use inventory bearing Ciba Tradenames until the earlier to occur of (x) the exhaustion of Danutec's existing inventory as of the date of the Danutec Closing or (y) 90 days following the Danutec Closing. In the event that any Ciba Distributor is terminated as a distributor of products of the Transferred Business prior to the first anniversary of the Closing Date, any successor distributor engaged by Hexcel to distribute products of the Transferred Business in the territory formerly




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serviced by such Ciba Distributor shall be entitled to use the Ciba
Tradenames in association with such products until the earlier of (A) the date on which all the then existing inventory of the Ciba Distributor transferred to the new distributor has been sold by such new distributor,
(B) 90 days from the date of such engagement by Hexcel, or (C) the first anniversary of the Closing Date.

          (e) Notwithstanding any other provision of this Agreement, Hexcel agrees that Ciba and CGC shall have no responsibility for claims by third parties arising out of, or relating to, the use by Hexcel of any Ciba Tradename, and Hexcel agrees to indemnify and hold harmless Ciba, CGC and each of their respective Subsidiaries and their directors, officers and employees from any and all claims that may arise out of the use thereof by Hexcel or any affiliate of Hexcel whether or not in accordance with this Agreement.

          SECTION 4.08. Insurance. From and after the Closing, Hexcel shall secure insurance with respect to the Business, including the Transferred Business, with coverages and amounts customary in the industry in accordance with applicable prudent risk management practices.

          SECTION 4.09. Post-Closing Cooperation. (a) After the Closing, upon reasonable written notice, Hexcel and Ciba shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Transferred Business), personnel and assistance relating to the Transferred Business and the transactions contemplated hereby and by the Ancillary Agreements as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms, the defense of any Tax claim or assessment, the pursuit of any adjustment or refund of Taxes, the calculation of any deferred Tax items, the giving of testimony or the preparation and defense or prosecution of any actions or proceedings (other than actions or proceedings in which Ciba and Hexcel are adverse parties) and for any other reasonable purpose relating to the transactions contemplated by this Agreement and the Ancillary Agreements. Such assistance shall include cooperation in responding to audit reports made by Taxing Authorities regarding or relating to the Transferred Business and, at the request of the party being audited, participation in audits relating to the Transferred Business. The reasonable fees and expenses (except de minimis fees and expenses) incurred in connection with any cooperation and assistance provided pursuant hereto shall be reimbursed to the party providing such cooperation and assistance by the party receiving such cooperation and assistance. Hexcel shall retain the books and records included in the Acquired Assets and the Deferred Assets for a period of seven years after the Closing or such longer period as may be required by applicable law. Ciba shall retain the books and records relating to the Transferred Business that are Excluded Assets for a period of seven years after the Closing or such longer period as may be required by applicable law. After the end of such period, in the event Hexcel or Ciba determines to dispose of such books or records, Hexcel or Ciba, as the case may be, shall give 30 days' prior written notice to such effect to the other party and give the other party at the other party's cost and expense, reasonable opportunity to remove and retain all or any part of such books or records as the other party may select.

          (b) Ciba and CGC shall use all commercially reasonable efforts to facilitate and effect the implementation of the transactions contemplated hereby and by the Ancillary Agreements and, for such purpose but without limitation, Ciba and CGC shall execute and deliver to Hexcel promptly at and after the Closing such assignments, Real Property Deeds (and other similar real property deeds in South Africa), bills of sale, consents and other instruments as Hexcel or its counsel may reasonably request as necessary for such purpose.

          (c) In the event that after the Closing, a Deferred Closing or the Danutec Closing, as the case may be, Ciba, CGC or Hexcel becomes aware that any Acquired Assets or Deferred Assets were not transferred to Hexcel by Ciba or any of its Subsidiaries at the Closing, a Deferred Closing or the Danutec Closing, as the case may be, Ciba and CGC or Hexcel shall promptly notify the other to that effect and Ciba and CGC shall transfer such Acquired Assets or Deferred Assets to Hexcel or its designated Subsidiary or Subsidiaries. In the event that after the Closing, a Deferred Closing or the Danutec Closing, Hexcel, Ciba or CGC becomes aware that any assets that are not Acquired Assets were transferred to Hexcel at the Closing, a Deferred Closing or the Danutec Closing, Hexcel or Ciba and CGC shall promptly notify the other to that effect and Hexcel shall transfer such assets to Ciba or its designated Subsidiary or Subsidiaries.

          (d) From time to time after the Closing, as and when requested by a party hereto, the party receiving such request shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (including pursuant to the provisions of Sections 4.03, 4.05 and 4.19), as the party receiving such request reasonably deems necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

          (e) Effective on the Closing Date, each of Ciba and CGC hereby constitutes and appoints Hexcel and its successors, legal representatives and assigns the true and lawful attorneys of Ciba and CGC with full power of substitution, in the name of Ciba and CGC or Hexcel, but on behalf of and for the benefit of Hexcel and its successors, legal representatives and assigns, and at the expense of Hexcel: (i) to demand and receive from time to time any and all the Acquired Assets and, after a Deferred Closing, the relevant Deferred Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all proceedings at law, in equity or otherwise that Hexcel and its successors, legal representatives or assigns may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets and, after a Deferred Closing, the relevant Deferred Assets; (iii) to defend or compromise any or all actions, suits or proceedings in respect of any of the Acquired Assets and, after a Deferred Closing, the relevant Deferred Assets, other than actions, suits or proceedings with respect to which indemnification is provided by Ciba and CGC pursuant to Section 4.10 or
Article VII (except as provided in Section 7.06) and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Hexcel and its successors, legal representatives or assigns shall deem desirable. Each of Ciba and CGC hereby agrees that the appointment hereby made and the powers hereby granted are coupled with an interest and are and shall be irrevocable. Ciba shall deliver to Hexcel at the Closing an acknowledged power of attorney to the foregoing effect executed by Ciba and CGC.

          (f) Effective upon the Closing Date, Hexcel and its Subsidiaries shall have the right to receive and open all mail, packages and other communications addressed to Ciba or any of its affiliates that are delivered to Hexcel or any of its Subsidiaries and they shall have the right to retain all such communications which relate exclusively or primarily to the Transferred Business. Ciba and CGC agree promptly to deliver to Hexcel any such mail, packages or other communications delivered directly or indirectly to Ciba or any of its affiliates. Hexcel shall promptly deliver to Ciba all mail, packages and other communications delivered to Hexcel or any of its Subsidiaries that do not relate exclusively or primarily to the Transferred Business. Hexcel shall have the right and authority to collect, for its own account, all receivables and other items which shall be transferred or are intended to be transferred to Hexcel as provided in this Agreement, and to endorse with the name of Ciba or any of its Subsidiaries any checks or drafts received on account of any such receivables or other items, and Ciba or CGC shall promptly transfer or deliver to Hexcel any cash or other property received directly or indirectly by Ciba or any of its Subsidiaries or affiliates in respect of such receivables and other items.

          SECTION 4.10. Bulk Transfer Laws. Hexcel hereby waives compliance by Ciba and its Subsidiaries with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets and the Deferred Assets to Hexcel. Ciba and CGC shall indemnify and hold harmless Hexcel against any and all liabilities (other than the Assumed Liabilities) that may be asserted by third parties against Hexcel as a result of noncompliance with any such bulk transfer law; provided, however, that nothing herein shall prevent Ciba or CGC from contesting any such liabilities in good faith.

          SECTION 4.11. Supplies. Except as set forth in Section 4.07, Hexcel shall not use stationery, purchase order forms, signage, invoices, receipts, or advertising and promotional materials, training and service literature and materials or other similar materials that state or otherwise indicate thereon that the Transferred Business or any part thereof is a division or unit of Ciba or any of its Subsidiaries.

          SECTION 4.12. Certain Ancillary Agreements. Prior to the Closing, the parties hereto shall negotiate in good faith and agree upon mutually acceptable terms of (i) an assignment and assumption agreement relating to the transactions contemplated hereby and by the Ancillary Agreements (the "Assignment and Assumption Agreement"), (ii) a registration rights agreement relating to the sale of the Hexcel Shares as contemplated by the letter of intent dated July 11, 1995 between Hexcel and Ciba (the "Registration Rights Agreement"), (iii) certain supply and tolling agreements (the "Supply and Tolling Agreements"), (iv) the Trademark License Agreement for the Trademark "Redux", (v) transitional services agreements (which, unless otherwise agreed, shall reflect prices that do not exceed the historically allocated cost at which such services were provided to the Transferred Business as operated by Ciba prior to the Closing) for the United States, the United Kingdom and France (the "Transitional Services Agreements"), (vi) an agreement regarding employees of the Transferred Business in the United Kingdom (the "UK Employment Matters Agreement"), (vii) certain agreements relating to the sharing of the Duxford site and CML (together with the Hive-Down Agreements, the "UK Agreements") and (viii) the Indenture. At the Closing, Hexcel and Ciba (or, as applicable, their Subsidiaries) will execute and deliver such agreements.

          SECTION 4.13. Intellectual Property Licenses. For use in this
Section 4.13, "Composite Products" shall mean composites, including structures and interiors, fabrics, laminates, prepregs, adhesive films, honeycomb core, sandwich panels and fabricated components.

          (a) At Closing, Ciba and CGC shall grant to Hexcel pursuant to a Trademark license agreement in form and substance reasonably satisfactory to Ciba, CGC and Hexcel (the "Trademark License Agreement"), a paid-up, perpetual, royalty-free, non-exclusive, license, without the right to grant sublicenses, under the Trademark "Redux".

          (b) (i) At Closing, Hexcel shall be deemed to have granted to Ciba and its Subsidiaries a paid-up, perpetual, royalty-free, non-exclusive license (without the right to grant sublicenses except to customers that purchase products from Ciba) under all currently existing Patents set forth on Schedule 4.13(b)(i) to sell products, other than Composite Products, for the manufacture and sale by Ciba's customers of products (including Composite Products) in any field including the Composites Field .

          (ii) At Closing, Ciba shall be deemed to have granted to Hexcel and its Subsidiaries a paid-up, perpetual, royalty-free, non-exclusive license (without the right to grant sublicenses except to have products licensed under the Patents set forth on Schedule 4.13(b)(ii) made for Hexcel for internal use by Hexcel in the manufac-ture and sale of Composite Products) to make, have made, use and sell products licensed under the Patents set forth on Schedule 4.13(b)(ii) for the manufacture and sale of Composites Products.

          (iii) At Closing, Ciba shall be deemed to have granted to Hexcel and its Subsidiaries a paid-up, perpetual, royalty-free, non-exclusive license, with the right to grant sublicenses, to make, use and sell products under the Patents set forth on Schedule 4.13(b)(iii).

          (c) After Closing, Hexcel shall, upon request, grant to Ciba and its Subsidiaries a perpetual, nonexclusive license (without the right to grant sublicenses except to customers that purchase products from Ciba) to sell products other than Composite Products for the manufacture and sale by Ciba's customers of products (including Composite Products) for use in any field including the Composites Field, bearing a commercially reasonable royalty to be mutually agreed upon under the Patents set forth on Schedule 4.13(c).

          (d) After Closing, Ciba shall, upon request, grant to Hexcel and its Subsidiaries a perpetual, non-exclusive license (without the right to grant sublicenses except to have products licensed under the Patents set forth on Schedule 4.13(d) made for Hexcel for internal use by Hexcel in the manufacture and sale of Composite Products) to make, have made, use and sell products licensed under the Patents set forth on Schedule 4.13(d) for the manufacture and sale of Composites Products, bearing a commercially reasonable royalty to be mutually agreed upon.

          (e) In the event that (i) the conduct of the Transferred Business as conducted on the Closing Date would infringe any Patents developed by the Polymers or Composites Divisions of Ciba as existing on the Closing Date of Ciba or its Subsidiaries that are not Acquired Intellectual Property or utilize any Know-how as existing on the Closing Date of Ciba or its Subsidiaries that is not Acquired Intellectual Property and (ii) Hexcel provides written notice to Ciba specifying the relevant Patent or Know-how, Ciba or CGC shall thereupon be deemed to have granted Hexcel as of the Closing Date a non-exclusive, paid-up, perpetual, royalty-free license (without the right to grant sublicenses except to have products licensed hereunder made for Hexcel for internal use by Hexcel in the manufacture and sale of Composite Products) in order to continue to conduct the Transferred Business as conducted on the Closing Date under such Patents and utilizing such Know-how.

          (f) In the event that (i) the conduct of Ciba's business, excluding the manufacture of Composite Products, by the Transferred Business as conducted on the Closing Date would infringe any Patent or utilize any Know-how that is Acquired Intellectual Property as existing on the Closing Date and (ii) Ciba or CGC provides written notice to Hexcel specifying the relevant Patent or Know-how, Hexcel shall thereupon be deemed to have granted to Ciba and CGC as of the Closing Date a non-exclusive, paid-up, perpetual, royalty-free license (without the right to grant sublicenses except to customers that purchase products from Ciba) to sell product other than Composite Products for the manufacture and sale by Ciba's customers of products (including Composite Products) in any field including the Composites Field in order to conduct such business, under such Patents or utilizing such Know-how.

          (g) In the event that (i) the conduct of the Transferred Business relating solely to the sale of resin systems for resin transfer molding ("RTM") applications as conducted on the Closing Date would infringe any Patents developed by the Polymers Division or Composites Divisions of Ciba as existing on the Closing Date of Ciba or its Subsidiaries that are not Acquired Intellectual Property or utilize any Know-how as existing on the Closing Date of Ciba or its Subsidiaries that is not Acquired Intellectual Property and (ii) Hexcel provides written notice to Ciba specifying the relevant Patent or Know-how, Ciba or CGC shall thereupon be deemed to have granted Hexcel as of the Closing Date a non-exclusive, paid-up, perpetual, royalty-free license, with the right to grant sublicenses, in order continue to conduct the Transferred Business as conducted on the Closing Date under such Patents and utilizing such Know-how.

          (h) In the event that (i) the conduct of Ciba's business relating solely to the sale of resin systems for RTM applications as conducted by the Polymers Division of Ciba or its Subsidiaries on the Closing Date would infringe any Patent or utilize any Know-how that is Acquired Intellectual Property as existing on the Closing Date and (ii) Ciba or CGC provides written notice to Hexcel specifying the relevant Patent or Know-how, Hexcel shall thereupon be deemed to have granted to Ciba and CGC as of the Closing Date a non-exclusive, paid-up, perpetual, royalty-free license, with the right to grant sublicenses, in order to conduct such business under such Patents or utilizing such Know-how.

          (i) After Closing, in the event that (i) Ciba or CGC determines that a Patent on Schedule 4.13(c) should be on 4.13(b)(i) because the conduct of Ciba's business, excluding the manufacture of Composite Products, by the Transferred Business as conducted on the Closing would infringe such Patent designated on Schedule 4.13(c) and (ii) Ciba or CGC provides written notice to Hexcel specifying the relevant Patent, Hexcel shall thereupon be deemed to have granted to Ciba and CGC as of the Closing Date a non-exclusive, paid-up, perpetual, royalty-free license (without the right to grant sublicenses except to customers that purchase product from
Ciba) to sell products other than Composite Products for the manufacture and sale by Ciba's customers of products (including Composite Products) in any field including the Composites Field in order to conduct such business outside the Composites Field, under such Patent.

          (j) After Closing, in the event that (i) Hexcel determines that a Patent on Schedule 4.13(d) should be on Schedule 4.13(b)(ii) because the conduct of the

Transferred Business as conducted on the Closing Date would infringe such Patent designated on Schedule 4.13(d) and (ii) Hexcel provides written notice to Ciba specifying the relevant Patent, Ciba or CGC shall thereupon be deemed to have granted Hexcel as of the Closing Date a non-exclusive, paid-up, perpetual, royalty-free license (without the right to grant sublicenses except to have product licensed hereunder made for Hexcel for internal use by Hexcel in the manufacture and sale of Composite Products) in order to continue to conduct the Transferred Business as conducted on the Closing Date under such Patents.

          SECTION 4.14. Directors' and Officers' Indemnification. The certificate of incorporation and by-laws of Hexcel shall continue to contain the provisions with respect to indemnification contained therein as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Closing were directors or officers of Hexcel in respect of actions or omissions occurring at or prior to the Closing, except for such modifications as are required by applicable law. From and after the Closing, Hexcel shall indemnify, defend and hold harmless the officers and directors of Hexcel as of the date hereof and their respective heirs and personal and legal representatives (collectively, the "Indemnified Individuals") against all losses, expense, claims, damages, liabilities, costs or expenses (including, without limitation, reasonable fees and expenses of counsel selected by the Indemnified Individuals; provided that Hexcel shall in no event be responsible for the fees and expenses of more than one counsel for all Indemnified Individuals in respect of any particular Claim (as defined below) or group of related Claims, unless an Indemnified Individual shall have reasonably concluded that there may be legal defenses available to him that are not available to, and that are in conflict with, other Indemnified Individuals in respect of such Claim or Claims, in which case Hexcel shall be responsible for the reasonable fees and expenses of one counsel for such Indemnified Individual) arising out of or in connection with any civil, criminal, administrative or investigative claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person was a director or officer of Hexcel at or prior to the Closing (each a "Claim"), in each case to the fullest extent permitted under Delaware law (and shall pay the costs and expenses incurred by such Indemnified Individuals in connection with or relating to such Claim (including fees and expenses of counsel as provided above) upon presentation of statements in advance of the final disposition of any such matter to the fullest extent permitted under Delaware law, subject to receipt of the Indemnified Individual's undertaking to repay such advances following a final and nonappealable decision by a court of competent jurisdiction that such repayment is required). For six years after the Closing, Hexcel shall provide directors' and officers' liability insurance ("D&O Insurance") for the Indemnified Individuals in respect of actions or omissions occurring at or prior to the Closing (i) in an amount no less than that currently in effect or such greater amount as shall hereafter be maintained for the benefit of Hexcel's directors, (ii) with other terms no less favorable than those currently in effect and (iii) with an insurance carrier of comparable or better financial condition than Hexcel's current D&O Insurance carrier, it being understood that the provision of such D&O Insurance shall not relieve Hexcel of its indemnification obligations pursuant to this Section 4.14. Notwithstanding the foregoing, if at any time Hexcel does not maintain D&O Insurance for its then current directors, the D&O Insurance referred to in the preceding sentence for the Indemnified Individuals need only be maintained to the extent it is available on commercially reasonable terms. The provisions of this Section 4.14 shall, to the maximum extent permitted by law, be binding upon the successors and assigns of Hexcel.

          SECTION 4.15. Distribution Agreement. At Closing, Hexcel and Ciba shall execute the Distribution Agreement, which relates to the Deferred Assets and the distribution, sales, marketing and receivables collection services currently provided to the Transferred Business in the Excluded Jurisdictions by the Ciba Distributors.

          SECTION 4.16. Local Agreements. Prior to the Closing or, if applicable, any Deferred Closing or the Danutec Closing, the parties to this Agreement shall negotiate in good faith and agree upon for relevant jurisdictions other than the United States such agreements and arrangements consistent with the terms hereof as are necessary to effectuate the transactions contemplated hereby and by the Ancillary Agreements including conveyancing agreements and legally required arrangements regarding employees. In the event of any inconsistency between the provisions of any such local agreement and this Agreement, the provisions of this Agreement shall govern in all instances.

          SECTION 4.17. NYSE Listing. Hexcel shall use all commercially reasonable efforts to cause the Hexcel Shares to be listed on the New York Stock Exchange at the time of the Closing, subject only to official notice of issuance.

          SECTION 4.18. Stockholder Approval; Proxy. (a) Hexcel shall hold a vote of its stockholders to approve the matters described in paragraph
(b) below at an annual meeting of stockholders duly called and held for that purpose as soon as practicable.

          (b) Hexcel shall prepare, file with the SEC and mail to its stockholders a proxy statement that complies as to form in all material respects with all relevant provisions of the Exchange Act relating to the solicitation of proxies for the approval of (i) the issuance of the Hexcel Shares, (ii) (A) the Required Amendment and (B) an amendment to the certificate of incorporation of Hexcel to increase the number of shares of Hexcel Preferred authorized for issuance to 20,000,000, (iii) the election of the slate of nominees to be directors of Hexcel described in Section 4.19, (iv) Hexcel's amended and restated incentive stock plan, (v) the ratification of the appointment of Hexcel's independent auditors and (vi) such other business as may properly come before the annual meeting. Hexcel covenants that on the date filed with the SEC and on the date first sent or given to stockholders such proxy statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that Hexcel makes no such covenant as to information supplied by Ciba or any of its Subsidiaries or affiliates in writing expressly for inclusion therein. Ciba shall cooperate with Hexcel in the preparation of such proxy statement and, in that connection, shall provide for use in such proxy statement such information with respect to Ciba, CGC, the Divested Subsidiaries, any of their respective affiliates, the Transferred Business, the Acquired Assets and the Deferred Assets as is reasonably necessary for (i) such proxy statement to comply as to form in all material respects with the relevant provisions of the Exchange Act and (ii) for such proxy statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case, solely with respect to Ciba, CGC, the Divested Subsidiaries, any of their respective affiliates, the Transferred Business, the Acquired Assets or the Deferred Assets. Ciba covenants that on the date such proxy statement is filed with the SEC and on the date such proxy statement is first given or sent to Hexcel's stockholders such information provided in writing by Ciba or any of its Subsidiaries or affiliates for use therein shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements related thereto contained in such proxy statement, in light of the circumstances in which they were made, not misleading. Hexcel and Ciba, as the case may be, shall each promptly correct any information provided by it or any of its Subsidiaries or affiliates for use in such proxy statement, if and to the extent that such information shall have become false or misleading in any material respect, and Hexcel further agrees to take all commercially reasonable steps necessary to amend or supplement such proxy statement and to cause such proxy statement as so amended or supplemented to be filed with the SEC and disseminated to Hexcel's stockholders, in each case as and to the extent required by the Exchange Act. Ciba and its counsel shall be given a reasonable opportunity to review and comment upon the proxy statement and all amendments and supplements thereto prior to their filing with the SEC or dissemination to Hexcel's stockholders. Hexcel shall provide Ciba and its counsel in writing with any comments Hexcel or its counsel may receive from the SEC or its staff with respect to the proxy statement promptly after the receipt of such comments.

          SECTION 4.19. New Board of Directors. (a) The slate of directors to be presented to stockholders of Hexcel in accordance with Section 4.18 is expected to be Marshall S. Geller, Joseph L. Harrosh, Peter A.
Langerman, John J. Lee, George S. Springer, Frederick W. Stanske, Franklin
S. Wimer, Peter D. Wolfson and Robert L. Witt.

          (b) On the Closing Date, Hexcel shall cause to be delivered to Ciba (i) duly signed resignations, effective immediately after the Closing, of Messrs. Harrosh, Wimer, Wolfson and Witt in order to permit the appointment of John M.D. Cheesmond, Stanley Sherman, Joseph T. Sullivan and Hermann Vodicka to fill the vacancies thereby created in accordance with the Governance Agreement and (ii) such other resignations as may be necessary permit Ciba's nominees to become directors and committee members in accordance with the Governance Agreement, and Hexcel shall take such other action as is necessary to accomplish the foregoing. Immediately following the appointment of such Ciba nominees, the number of directors constituting Hexcel's Board of Directors shall be fixed at ten and Juergen Habermeier shall be appointed to fill the remaining vacancy in accordance with the Governance Agreement. On the Closing Date, Ciba shall cause to be delivered to Hexcel duly signed resignations (from the applicable boards of directors and committees thereof), effective immediately after the Closing, of the directors of each of the Divested Subsidiaries.

          SECTION 4.20. Subsequent Agreement Royalty. If prior to Closing, a major original equipment manufacturer enters into an agreement with CGC that would constitute an Acquired Contract with respect to certain interiors programs and/or the manufacturing of secondary composites for such manufacturer in the Peoples Republic of China, Hexcel and Ciba shall promptly negotiate in good faith the terms of a royalty agreement or agreements providing for the payment to Ciba or CGC of a royalty with respect to sales under such Contract or Contracts on terms to be mutually agreed upon in good faith by the parties hereto based upon the anticipated profitability of such Contract or Contracts to Hexcel and the level of capital expenditures that will be required for Hexcel to perform its obligations thereunder.

          SECTION 4.21. Financial and Insurance Expertise. (a) For a period of 12 months after the Closing, Ciba shall provide its knowledge and expertise to Hexcel to assist Hexcel in securing sources of financing adequate to support the operations of Hexcel assuming that the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, provided that in no event shall Ciba be under any obligation to provide any financial support or accommodation whatsoever (whether as obligor, guarantor or otherwise) to Hexcel or any of its Subsidiaries or any other party in connection with securing such financing.

          (b) For a period of 24 months after the Closing in accordance with the provisions of the Transitional Services Agreements, Ciba shall provide its knowledge and expertise to Hexcel to assist Hexcel in obtaining insurance coverage consistent with prudent risk management principles, at a rate of $200 per hour, with respect to the operations of Hexcel assuming that the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, provided that in no event shall Ciba be under any obligation to provide any financial support or accommodation whatsoever in connection with obtaining such insurance coverage.

          SECTION 4.22 Transfer of Intercompany Debts. Ciba shall, at the applicable closing, with respect to all indebtedness existing as of the date of this Agreement of any Divested Subsidiary (other than Accounts Payable incurred in the ordinary course of business) that is owed to Ciba or any of its Subsidiaries (other than another Divested Subsidiary), cause all such intercompany indebtedness to be transferred to Hexcel and all documents evidencing such indebtedness to be included as Acquired Contracts.

          SECTION 4.23. Supplemental Disclosure. (a) Ciba and Hexcel shall have the continuing obligation until the Closing promptly to notify each other with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules hereto and to provide each other with revised Schedules reflecting any such matter, provided, that no such revision shall have any effect for purposes of determining the satisfaction of the conditions set forth in Article V hereto.

          (b) Ciba and Hexcel shall promptly notify each other of, and furnish each other with any information that may reasonably be requested with respect to, the occurrence to Hexcel's or Ciba's knowledge, as the case may be, of any event or condition or the existence to Hexcel's or Ciba's knowledge, as the case may be, of any fact that would cause any of the conditions to the other party's obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements not to be fulfilled.

          SECTION 4.24. Non-Competition and Related Matters. (a)
Notwithstanding any other provision of this Agreement to the contrary, for a period of five years from the Closing Date, Ciba and its Subsidiaries shall not, directly or indirectly:

          (i) engage in activities or businesses that compete with the development, manufacture, marketing, distribution or sale on a worldwide basis of composites, including structures and interiors, fabrics, laminates, prepregs, adhesive films, honeycomb core, sandwich panels and fabricated components, in each case as conducted on the Closing Date (the "Composites Field"), provided, however, that Ciba and its Subsidiaries shall retain the right to develop, manufacture, market, distribute and/or sell adhesive films, resins systems, additives and pigments for use in the Composites Field, except that such adhesive films and resins systems shall not include any specific adhesive films or prepreg formulations (or derivations thereof), whether or not patented, used by the Transferred Business on or prior to the Closing Date, unless such adhesive films or prepreg formulations have been sold by Ciba and its Subsidiaries to third parties prior to the Closing Date; and

          (ii) engage in any of the following without the prior written approval of Hexcel or any of its relevant affiliates (other than Ciba or its Subsidiaries): (A) soliciting or recruiting any employees of Hexcel who were employees of the Transferred Business on the Closing Date, and (B) soliciting or encouraging any employees of Hexcel who were employees of the Transferred Business on the Closing Date to leave the employment of Hexcel other than any employees of Hexcel who were employees of the Transferred Business on the Closing Date that are released or terminated by Hexcel or any of its affiliates or voluntarily terminated prior to such solicitation or recruitment. Ciba and CGC acknowledge that the services performed by the employees of the Transferred Business are of a character giving them a special, unique and extraordinary value and that Hexcel would not have entered into this Agreement if Ciba and CGC had not agreed to a five-year restriction on their ability to solicit for employment employees of the Transferred Business.

          (iii) Ciba and CGC acknowledge that the five year non-competition and no-solicitation covenants provided for in this Section 4.24(a) are reasonable covenants under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of such covenants shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that, should a court or administrative body subsequently determine that the terms of such covenants are greater than reasonably necessary to protect Hexcel's interests, the parties will request that such court or administrative body reform such covenants specifying the greatest time period and/or geographic area that would not render such covenants unenforceable. Ciba and CGC specifically agree that in the event of a breach or threatened breach by them or any of their Subsidiaries or Affiliates of the covenants provided for in this Section 4.24(a), Hexcel would suffer irreparable injury and shall be entitled to seek equitable relief by way of temporary or permanent injunction or any other equitable remedies, and that such relief may be granted without the necessity of proving actual damage, Ciba and CGC further agree that the foregoing provision regarding equitable relief shall not diminish Hexcel's right to also claim and recover monetary damages.

          (b) Notwithstanding anything to the contrary contained in this
Section 4.24, Hexcel hereby agrees that the provisions set forth in Section 4.24(a) shall not be deemed breached as a result of (x) the ownership by Ciba or any of its Subsidiaries of less than an aggregate of 5% of any class of stock or 10% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in the Composites Field or (y) the acquisition by Ciba or any of its Subsidiaries of a Person which engages, directly or indirectly, in the Composites Field if such activities account for less than 10% of such Person's consolidated annual revenues; provided that Hexcel is offered the opportunity to purchase, promptly following the consummation of such acquisition and on commercially reasonable terms, the business of such Person in the Composites Field.

          (c) (i) Hexcel acknowledges, as a result of the transactions contemplated by this Agreement and because of the sharing of common facilities with, and the cooperation and access of employees of the Transferred Business prior to the Closing to, businesses of Ciba other than the Transferred Business, that Hexcel will acquire or have access to a substantial amount of confidential and proprietary information and technology belonging to Ciba and its Subsidiaries relating to areas outside the Composites Field. Hexcel acknowledges that such information and technology is and will remain proprietary to Ciba and CGC, and Hexcel agrees and agrees to cause Hexcel's present and future Subsidiaries as well as its and their respective employees, agents and representatives to hold such information and technology in strict confidence for a period of ten years from the Closing and during said period to make no use of such information and technology except in manufacturing for, and teaching customers solely in, the Composites Field and except as set forth in the proviso to Section 4.24(e)(i).

          (ii) Ciba and CGC acknowledge they may be in possession of a substantial amount of confidential and proprietary information and technology belonging to the Transferred Business relating to the Composites Field. Ciba and CGC acknowledge that such information and technology is and will remain proprietary to Hexcel, and Ciba and CGC agree and agree to cause their respective present and future Subsidiaries as well as its and their respective employees, agents and representatives to hold such information and technology in strict confidence for a period of ten years from the Closing and during said period to make no use of such information and technology except in manufacturing for, and teaching customers solely outside of the Composites Field and except as set forth in the proviso in
Section 4.24(a)(i).

          (d) The provisions set forth in this Section 4.24 relating to confidential or proprietary information shall not apply (or shall cease to apply) with respect to information and technology that:

          (i) is or hereafter becomes generally available to the public otherwise than through breach of this Section 4.24; or

          (ii) has been received from a third party who did not acquire it directly or indirectly from a party hereto.

          (e) In order to further protect the use of the proprietary information referred to in paragraph (c)(i) above, for a period of five years from the Closing Date, Hexcel and its Subsidiaries shall not, directly or indirectly:

          (i) engage in activities or businesses that compete with the research, development, manufacture, marketing, distribution or sale on a worldwide basis of syntactics and liquid and/or paste adhesives as conducted on the Closing Date (the "Polymers Field") ; provided, however, that Hexcel and its Subsidiaries shall be permitted to (x) research, develop and manufacture products in the Polymers Field for internal use in the products that it researches, develops, manufactures, markets, distributes and sells; (y) continue the development, manufacture, marketing, distribution and sale of existing products in the Polymers Field manufactured at Hexcel's Casa Grande, Arizona, Livermore, California and Welkenraedt, Belgium facilities (or such facilities, if any, as to which the manufacture of such products may be relocated) solely for the use or sale of such products as auxiliaries to, or in combination with, Hexcel's products in the Composites Field; and (z) incorporate products in the Polymers Field as intermediate products into prepregs, panels, parts and honeycomb; and

          (ii) engage in any of the following without the prior written approval of Ciba or any of its affiliates (other than Hexcel or its Subsidiaries): (A) soliciting or recruiting any employees of Ciba or its Subsidiaries who are employees of Ciba's worldwide Polymers Division ("Polymers Employees"), and (B) soliciting or encouraging any Polymers Employees to leave the employment of Ciba or any of its Subsidiaries other than any Polymers Employees who are released or terminated by Ciba or any of its Subsidiaries or voluntarily terminated prior to such solicitation or recruitment. Hexcel acknowledges that the services performed by the employees of Ciba and CGC (other than employees of the Transferred Business) are of a character giving them a special, unique and extraordinary value and that Ciba and CGC would not have entered into this Agreement if Hexcel had not agreed to a five-year restriction on its ability to solicit for employment such employees.

          (iii) Hexcel acknowledges that the five year non-competition and no-solicitation covenants provided for in this Section 4.24(e) are reasonable covenants under the circumstances. Moreover, it is the desire and intent of the parties that the provisions of such covenants shall be enforceable to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the parties agree that, should a court or administrative body subsequently determine that the terms of such covenants are greater than reasonable necessary to protect Ciba's and CGC's interests, the parties will request that such court or administrative body reform such covenants specifying the greatest time period and/or geographic area that would not render such covenants unenforceable. Hexcel specifically agrees that in the event of a breach or threatened breach by it or any of its Subsidiaries or Affiliates of the covenants provided for in this Section 4.24(e), Ciba and CGC would suffer irreparable injury and shall be entitled to seek equitable relief by way of temporary or permanent injunction or any other equitable remedies, and that such relief may be granted without the necessity of proving actual damage, Hexcel further agrees that the foregoing provision regarding equitable relief shall not diminish Ciba's or CGC's right to also claim and recover monetary damages.

          (f) Notwithstanding anything to the contrary contained in this
Section 4.24, Ciba and CGC agree that the provisions set forth in Section 4.24(e) shall not be deemed breached as a result of the (x) ownership by Hexcel or any of its Subsidiaries of less than an aggregate of 5% of any class of stock or 10% in value of any instrument of indebtedness of a Person engaged, directly or indirectly, in the Polymers Field, or (y) the acquisition by Hexcel or any of its Subsidiaries of a Person which engages, directly or indirectly, in the Polymers Field if such activities account for less than 10% of such Person's consolidated revenues; provided that Ciba is offered the opportunity to purchase, promptly following the consummation of such acquisition and on commercially reasonable terms, the business of such Person in the Polymers Field.

          (g) Notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent (x) the worldwide Polymers Division, Additives Division and Pigments Division of Ciba from conducting their respective businesses in all respects as conducted immediately prior to the Closing Date and (y) Hexcel from conducting in all respects the Transferred Business or the business of Hexcel, in each case, as conducted immediately prior to the Closing Date.


                                 ARTICLE V

                            Conditions Precedent

          SECTION 5.01. Conditions to Each Party's Obligation. The obligation of Hexcel and Ciba to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction prior to the Closing of each of the following conditions, each of which may be waived only if it is legally permissible to do so:

          (a) HSR and Other Approvals. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and all other material authorizations, consents, orders or approvals of, or regulations, declarations or filings with, or expirations of applicable waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated hereby, including filings and consents required pursuant to applicable antitrust and competition law statutes and regulations in each of the Applicable Jurisdictions, shall have been obtained or filed or shall have occurred.

          (b) No Litigation, Injunctions, or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

          (c) Security Approvals. All necessary authorizations, consents, orders or approvals shall have been obtained from all relevant Governmental Entities with respect to security clearance and other similar matters in any relevant jurisdiction, including all those necessary to retain existing security clearances and continue to conduct activities subject thereto as currently conducted (including any requisite consent of the Departement de Securite in France and the of Defense Investigative Service in the United States).

          (d) Stockholders Vote. The issuance of the Hexcel Shares and the Required Amendment shall have been approved by the requisite vote of Hexcel's stockholders.

          (e) NYSE Listing. The Hexcel Shares shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

          (f) Adequate Financing. Hexcel shall have obtained adequate financing on commercially reasonable terms in order to (x) deliver the Cash Price at the Closing, (y) to support the operations of Hexcel and its Subsidiaries assuming the transactions contemplated by this Agreement and the Ancillary Agreements are consummated and (z) to the extent desired by Hexcel, to repay currently outstanding indebtedness of Hexcel and its Subsidiaries under the Citibank Revolver and to refinance the BNP Reimbursement Agreement.

          SECTION 5.02. Conditions to the Obligation of Hexcel. The obligation of Hexcel to consummate the transactions contemplated to occur at the

Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Ciba and CGC and, if applicable, any other Subsidiary of Ciba set forth in this Agreement, the Employment Matters Agreement and the UK Employment Matters Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date) and Hexcel shall have received a certificate signed by authorized officers of Ciba and CGC to such effect.

          (b) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or any Ancillary Agreement or seeking to obtain in connection with the transactions contemplated by this Agreement or any Ancillary Agreement any damages that would reasonably be expected to have a Hexcel Material Adverse Effect or a Material Adverse Effect or (B) seeking to prohibit or limit the ownership or operation by Hexcel, Ciba or both of them or any of their respective Subsidiaries of any material portion of the business or assets of Hexcel or the Transferred Business, or to compel Hexcel, Ciba or both of them or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Hexcel or the Transferred Business or (C) seeking to prohibit Hexcel from exercising its rights under or otherwise enjoying the benefits of the Governance Agreement.

          (c) Performance of Obligations of Ciba, CGC and the Divested Subsidiaries. Ciba, CGC and each of Ciba's other Subsidiaries shall each have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by them under this Agreement and the Employment Matters Agreement prior to the Closing, and Hexcel shall have received a certificate signed by authorized officers of Ciba and CGC to such effect.

          (d) Opinion of Ciba's Counsel. Hexcel shall have received an opinion dated the Closing Date of Cravath, Swaine & Moore (who may rely as to certain matters, including questions of law of foreign countries, on local counsel retained by Ciba or counsel who are employees of Ciba or its Subsidiaries), counsel to Ciba and CGC, reasonably satisfactory to Hexcel and its counsel.

          (e) Bills of Sale; Deeds. Ciba, CGC and each of Ciba's other Subsidiaries, as applicable, shall have delivered to Hexcel bills of sale or other conveyancing documents conveying the personal property, in each case in form and substance reasonably satisfactory to Hexcel and its counsel, and Real Property Deeds for the real property included in the Acquired Assets.

          (f) Ancillary Agreements. Ciba, CGC and each of Ciba's other Subsidiaries, as applicable, shall have executed and delivered all Ancillary Agreements.

          (g) Other Documents. Ciba, CGC, the Divested Subsidiaries and each of Ciba's other Subsidiaries, as applicable, shall have furnished to Hexcel such other documents relating to their corporate existence and authority (including copies of resolutions of the respective boards of directors thereof), absence of Liens, receipt of all necessary permits and waivers in respect of material Contracts and such other matters as Hexcel or its counsel may reasonably request.

          (h) Material Adverse Change. There shall not have been any development or event or series of events occurring since the date of this Agreement that would reasonably be expected to have a Material Adverse Effect.

          SECTION 5.03. Conditions to the Obligation of Ciba and CGC. The obligation of Ciba, CGC and the Divested Subsidiaries to consummate the transactions contemplated to occur at the Closing shall be subject to the satisfaction or waiver thereof prior to the Closing of each of the following conditions:

          (a) Representations and Warranties. The representations and warranties of Hexcel set forth in this Agreement and the Employment Matters Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the time of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, on and as of such earlier date), and Ciba shall have received a certificate signed by an authorized officer of Hexcel to such effect.

          (b) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other Person any suit, action or proceeding which has a reasonable likelihood of success), (A) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or any Ancillary Agreement or seeking to obtain in connection with the transactions contemplated by this Agreement or any Ancillary Agreement any damages that would reasonably be expected to have a Material Adverse Effect or a Hexcel Material Adverse Effect, (B) seeking to prohibit or limit the ownership or operation by Hexcel, Ciba or both of them or any of their respective Subsidiaries of any material portion of the business or assets of Hexcel or the Transferred Business, or to compel Hexcel, Ciba or both of them or any of their respective Subsidiaries to dispose of or hold separate any material portion of the business or assets of Hexcel or the Transferred Business, (C) seeking to impose limitations on the ability of Ciba to acquire or hold, or exercise full rights of ownership of, the Hexcel Shares, including the right to vote the Hexcel Shares on all matters properly presented to the stockholders of Hexcel (other than those limitations provided for in the Governance Agreement) or (D) seeking to prohibit Ciba or any Ciba Entity (as defined in the Governance Agreement) from exercising its rights or otherwise enjoying the benefits of the Governance Agreement.

          (c) Performance of Obligations of Hexcel. Hexcel shall have performed or complied in all material respects with all obligations and covenants required to be performed or complied with by Hexcel under this Agreement and the Employment Matters Agreement prior to the Closing, and Ciba shall have received a certificate signed by an authorized officer of Hexcel to such effect.

          (d) Opinion of Hexcel's Counsel. Ciba shall have received an opinion dated the Closing Date of Skadden, Arps, Slate, Meagher & Flom (who may rely as to certain matters, including questions of law of foreign countries, on local counsel retained by Hexcel or counsel who are employees of Hexcel or its Subsidiaries) counsel to Hexcel, reasonably satisfactory to Ciba and its counsel.

          (e) Ancillary Agreements. Hexcel shall have executed and delivered all Ancillary Agreements.

          (f) Other Documents. Hexcel shall have furnished to Ciba and CGC such other documents relating to Hexcel's or its Subsidiaries' corporate existence and authority (including copies of resolutions of the respective boards of directors of Hexcel and its Subsidiaries), absence of Liens, receipt of all necessary permits and waivers in respect of material Contracts and such other matters as Ciba or its counsel may reasonably request.

          (g) Sale of Hexcel's U.S. Resins Business. Hexcel shall have consummated the sale to a Person other than Hexcel or its Subsidiaries of its United States resins business.

          (h) Material Adverse Change. There shall not have been any development or event or series of events occurring since the date of this Agreement that would reasonably be expected to have a Material Adverse Effect.


                                 ARTICLE VI

                     Termination, Amendment and Waiver

          SECTION 6.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement and the Employment Matters Agreement may be terminated and the transactions contemplated hereby and thereby abandoned at any time prior to the Closing, (i) by mutual written consent of Ciba and Hexcel, (ii) by Ciba if any of the conditions set forth in Sections 5.01 or 5.03 shall have become incapable of fulfillment, and shall not have been waived by Ciba; (iii) by Hexcel, if any of the conditions set forth in Sections 5.01 or 5.02 shall become incapable of fulfillment, and shall not have been waived by Hexcel or (iv) by Ciba or Hexcel, if the Closing does not occur on or prior to April 1, 1996; provided, however, that the party seeking termination pursuant to clauses
(ii) or (iii) is without fault in connection with the applicable condition or conditions having become incapable of fulfillment and is otherwise in material compliance with this Agreement and the Employment Matters Agreement.

          (b) In the event of termination by Ciba or Hexcel pursuant to this Section 6.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement and the Employment Matters Agreement shall thereupon be terminated, without further action by either party. If the transactions contemplated by this Agreement and the Employment Matters Agreement are terminated as provided herein:

          (i) (A) Hexcel shall promptly return to Ciba all documents and other material received from Ciba or its Subsidiaries relating to the transactions contemplated hereby and (B) Ciba and CGC shall promptly return to Hexcel all documents and other material received from Hexcel or its Subsidiaries relating to the transactions contemplated hereby, in either case, whether obtained before or after the execution hereof, and

          (ii) (A) all confidential information received by Hexcel with respect to the businesses of Ciba or its Subsidiaries and (B) all confidential information received by Ciba and CGC with respect to the business of Hexcel or its

     Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.01, this Agreement and the Employment Matters Agreement shall become null and void and of no further force and effect, except for the following provisions of this Agreement (i) Section 4.02 relating to the confidentiality of certain information and data, (ii) this Section 6.01, and (iii) Section 8.10 regarding certain expenses. Nothing in this Section 6.01 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the Employment Matters Agreement.

          SECTION 6.02. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Hexcel or Ciba and CGC may, by an instrument in writing signed on behalf of such party or parties, waive compliance by the other party or parties with any term or provision (other than any provisions that may not be legally waived) of this Agreement that they were or are obligated to comply with or perform.


                                ARTICLE VII

                              Indemnification

          SECTION 7.01. Indemnification by Ciba. Except to the extent that specific indemnification provisions contained in any Ancillary Agreement provide for indemnification with respect to any particular matter that is different than the indemnification provided for hereunder with respect to such matter, Ciba shall indemnify Hexcel, its Subsidiaries and their affiliates and their respective current and future officers, directors, employees, stockholders, agents and representatives against, and shall hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any Excluded Assets or Excluded Liabilities; or (ii) any breach of any covenant of Ciba or CGC contained in this Agreement or in any Ancillary Agreement to be performed after the Closing.

          SECTION 7.02. Indemnification by Hexcel. Except to the extent that specific indemnification provisions contained in any Ancillary Agreement provide for indemnification with respect to any particular matter that is different than the indemnification provided for hereunder with respect to such matter, Hexcel shall indemnify Ciba, CGC, their affiliates and their respective current and future officers, directors, employees, stockholders, agents and representatives against, and shall hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses), as incurred (payable quarterly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any Acquired Assets or Assumed Liabilities or (ii) any breach of any covenant of Hexcel contained in this Agreement or in any Ancillary Agreement to be performed after the Closing.

          SECTION 7.03. Losses Net of Insurance, etc. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under Section 4.07(e), Section 4.10 or this Article VII shall be net of any amounts recovered or recoverable by the Person indemnified pursuant to this Article VII (the "Indemnified Party") under insurance policies with respect to such loss, liability, claim, damage or expense and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party and arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party and arising from the incurrence or payment of any such loss, liability, claim, damage or expense. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be reduced by any such insurance proceeds and increased or reduced, as the case may be, to reflect any such net Tax cost (including gross-up) or net Tax benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have "actually realized" a net Tax cost or net Tax benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes that such Indemnified Party would be required to pay but for the receipt of the indemnity payment or the incurrence or payment of such loss, liability, claim, damage or expense.

          SECTION 7.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party pursuant to Sections 7.01, 7.02, 4.07(e) and 4.10 and the Indemnified Individuals pursuant to Section 4.14 shall not terminate.

          SECTION 7.05. Indemnification Procedures. With respect to third party claims (other than Tax Claims), all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.05. In the event that any third party claim or demand for which an indemnifying party, Ciba, CGC or Hexcel as the case may be (an "Indemnifying Party"), may be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand)

(the "Claim Notice"); provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have 45 days from the effective date (determined in accordance with Section 8.01) of the Claim Notice (the "Notice Period") to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (b) whether or not it desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be the liability of, and shall be paid by, the Indemnifying Party. Except as hereinafter provided, in the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense; provided, however, that the Indemnified Party shall have the right to employ separate counsel (including local counsel), and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties that are different from or additional to those available to the Indemnifying Party, (iii) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such action or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party and provided, further, that the Indemnifying Party shall not settle or otherwise dispose of any claim or demand without the prior written consent of the Indemnified Party (i) if as a result thereof the Indemnified Party could become subject to injunctive or other equitable relief or the business of the Indemnified Party could be adversely affected in any nonmonetary manner or (ii) such settlement or disposition does not include as an irrevocable and unconditional term thereof a release of all liabilities in respect of such claim or demand in favor of the Indemnified Party. If any Indemnified Party desires to participate in any such defense it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand for which it is indemnified by the Indemnifying Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). If the Indemnifying Party elects not to defend or ceases to defend the Indemnified Party against any such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion thereof as to which such defense is unsuccessful (and the reasonable costs and expenses pertaining to such defense, including attorneys' fees) shall be the liability of the Indemnifying Party hereunder. To the extent the Indemnifying Party shall direct, control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party and the Indemnifying Party shall each use all commercially reasonable efforts in the defense of all such claims or demands.

          SECTION 7.06. Indemnification Procedures for Tax Claims; Tax Returns. With respect to Tax Claims (as defined below), all claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.06. In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Taxing Authority (a "Tax Claim") , such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such Tax Claim, notify the Indemnifying Party of such Tax Claim with a Claim Notice; provided, however, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall have the Notice Period to notify the Indemnified Party (a) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Tax Claim and (b) whether or not it desires to participate in or control (as the case may be) the defense of the Indemnified Party against such Tax Claim. All costs and expenses incurred by the Indemnifying Party in participating in or controlling such Tax Claim shall be a liability of, and shall be paid by, the Indemnifying Party. The Indemnified Party shall control any proceedings relating to such Tax Claim; provided, however, that if Ciba or any of its Subsidiaries is the Indemnifying Party, and a Tax Claim relates to a Tax Return of Ciba or its Subsidiaries (other than a separate Tax Return of a Divested Subsidiary), then Ciba shall control any proceedings relating to such Tax Claim. The party controlling a proceeding relating to a Tax Claim shall permit the other party to participate in such proceeding and shall not settle such Tax Claim without the written consent of the other party, which consent shall not be unreasonably withheld. The Indemnified Party and the Indemnifying Party shall cooperate in contesting or otherwise resolving any Tax Claim, and each shall give the other reasonable access to, during normal business hours, any relevant business records and other documents, and shall permit the other to consult with the employees and counsel of the other. If Hexcel or Ciba or their respective Subsidiaries would or might be entitled to a refund from a Taxing Authority and under the terms of this Agreement the party receiving such refund would be required to pay such refund to the other party, then the parties shall cooperate in using their reasonable efforts to obtain such refund and the party receiving such refund shall promptly forward it to the party entitled to it. Hexcel shall prepare and file all Tax Returns of or with respect to each of the Divested

Subsidiaries and the other Acquired Assets, which relate to taxable periods beginning after the Closing Date or transactions that occur after the Closing Date. Ciba shall prepare and file all Tax Returns of or with respect to each of the Divested Subsidiaries and the other Acquired Assets which relate to taxable periods ending on or before the Closing Date. Ciba and Hexcel shall jointly prepare and Hexcel shall file all Tax Returns of or with respect to each of the Divested Subsidiaries and the other Acquired Assets which relate to taxable periods including (but not ending on) the Closing Date.

          SECTION 7.07. Adjustment to Transferred Business Consideration. Ciba and Hexcel shall treat any indemnity payment under this agreement as an adjustment to the Transferred Business Consideration for Tax purposes, unless a final determination causes any such payment not to be treated as an adjustment to the Transferred Business Consideration for United States Federal Income Tax purposes.


                                ARTICLE VIII

                             General Provisions

          SECTION 8.01. Notices. All notices and other communications hereunder shall be in writing (including fax) and shall be sent, delivered or mailed, addressed, or faxed:

          (a) if to Hexcel, to:

               Hexcel Corporation
               794 West Las Positas Boulevard
               Pleasanton, CA 94588
               (T) (510) 847-9500
               (F) (510) 734-8611

               Attention of Rodney P. Jenks, Esq.

               with a copy to:

               Alan C. Myers, Esq.
               Skadden, Arps, Slate, Meagher & Flom
               919 Third Avenue
               New York, NY 10022
               (T) (212) 735-3780
               (F) (212) 735-2001

               (b) if to Ciba to:

               Ciba-Geigy Limited

               CH 4002

               Basle, Switzerland

              (T) (41) 61 697-4750

              (F) (41) 61 697-8253

               Attention of Mr. John M. D. Cheesmond

               with a copy to:

               Ciba-Geigy Limited


               CH 4002

               Basle, Switzerland

               T (41) 61 696-5107

               F (41) 61 696-4677

               Attention of Dr. Peter Rudolf

               (c) if to CGC:


               Ciba-Geigy Corporation
               520 White Plains Road
               P.O. Box 2005
               Tarrytown, NY 10591-9005
               (T) (914) 785-2041
               (F) (914) 785-2025

               Attention of John J. McGraw, Esq.

               with a copy to:

               Philip A. Gelston, Esq.
               Cravath, Swaine & Moore
               825 Eighth Avenue
               New York, NY 10019
               (T) (212) 474-1548
               (F) (212) 474-3700


Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by fax, receipt confirmed. Each such notice, request or communication shall be effective (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 8.01 (or in accordance with the latest unrevoked written direction from the party to whom such notice is delivered) and (B) if given by fax, when such fax is transmitted to the fax number specified in this Section 8.01 (or in accordance with the latest unrevoked written direction from the party to whom such notice is transmitted), and the appropriate confirmation is received.

          SECTION 8.02. Interpretation. When a reference is made in this Agreement to a Section, Appendix, Schedule or Exhibit, such reference shall be to a Section, Appendix, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have their meanings under U.S. GAAP.

          SECTION 8.03. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement, the Ancillary Agreements or any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.03 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

          SECTION 8.04. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

          SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.

          SECTION 8.06. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof (other than the Confidentiality Agreement, which shall not be affected by any provisions of this Agreement) and (b) are not intended to confer upon any person other than the parties hereto (and the Indemnified Individuals pursuant to Section 4.14) any rights or remedies hereunder or thereunder, including any employees of the Transferred Business pursuant to any provisions of this Agreement or the Employment Matters Agreement.

          SECTION 8.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          SECTION 8.08. Consent to Jurisdiction. Each of Hexcel , Ciba and CGC irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Hexcel, Ciba and CGC further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 8.01 (as it may be changed from time to time) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Hexcel, Ciba and CGC irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

          SECTION 8.09. Publicity. Except as may be required by applicable law, rule, regulation or legal process, so long as this Agreement is in effect, none of Ciba, CGC, Hexcel or any of their respective Subsidiaries or affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement or any Ancillary Agreement without the consent of the other party, which consent shall not be unreasonably withheld or withdrawn.

          SECTION 8.10. Expenses. (a) Whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement, the

Ancillary Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring such expense, except as set forth in the next paragraph.

          (b) Notwithstanding the foregoing, if (i) the stockholders of Hexcel in a vote at the meeting of stockholders called pursuant to Section
4.18 fail to approve the issuance of the Hexcel Shares and/or the Required Amendment or if this Agreement is terminated by Hexcel pursuant to Section 6.01(a)(iv) (other than due to the fault of Ciba or any of its Subsidiaries) prior to such meeting taking place and prior to such vote or termination Hexcel received a proposal for or became aware of an Interfering Transaction (a "Trigger Event"), Hexcel shall reimburse Ciba for the out-of-pocket expenses (including fees and expenses of legal counsel and of CS First Boston Corporation) incurred by Ciba or any of its Subsidiaries in connection with this Agreement and the Ancillary Agreements or the matters contemplated hereby and thereby up to a maximum of $1,000,000 and (ii) if during the period ending 12 months after any Trigger Event Hexcel consummates, becomes a party to or enters into an agreement relating to or publicly announces, a transaction that is or if consummated prior to termination of this Agreement would have been an Interfering Transaction, then promptly after Hexcel consummates such transaction, Hexcel shall pay Ciba an alternative transaction fee of $1,000,000.

          SECTION 8.11 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties, except that after the Closing any party may assign all its rights and obligations to a corporate successor by merger, consolidation or comparable transaction of all or substantially all of the assets of such party, provided that such party shall in no event be released from its obligations hereunder without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any purported assignment of this Agreement other than in accordance with this Section 8.11 shall be null and void and of no force or effect.

          IN WITNESS WHEREOF, Ciba, CGC and Hexcel have each caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                          CIBA-GEIGY LIMITED,

                                            by
                                              ----------------------------
                                              Name:
                                              Title:


                                           CIBA-GEIGY CORPORATION,

                                            by
                                              ----------------------------
                                              Name:
                                              Title:


                                            HEXCEL CORPORATION,

                                              by
                                                --------------------------
                                                Name:
                                                Title:

                                 Appendix A


          As used in the Agreement, the following terms shall have the following meanings:

          "Accounting Firm" shall have the meaning set forth in Section
2.04.

          "Accounts Payable" shall mean all accounts payable owed by Ciba or any of its Subsidiaries on the Closing Date that relate exclusively or primarily to, or arise exclusively or primarily out of the Transferred Business.

          "Accounts Receivable" shall mean all accounts receivable of Ciba or any of its Subsidiaries on the Closing Date that relate exclusively or primarily to, or arise exclusively or primarily out of the Transferred Business.

          "Acquired Assets" shall have the meaning set forth in Section
1.01(a).

          "Acquired Contracts" shall mean (a) all Contracts to which Ciba or any of its Subsidiaries (other than a Divested Subsidiary) is a party or by which Ciba or any of its Subsidiaries (other than a Divested Subsidiary) is bound that (A) relate exclusively or primarily to, arise exclusively or primarily out of or are used exclusively or primarily in connection with the Transferred Business or (B) that are listed on Schedule 3.01(k) and (b) subject to Section 1.03(c), all Contracts to which any Divested Subsidiary is party or by which any Divested Subsidiary is bound.

          "Acquired Equipment" shall mean all equipment of Ciba or any of its Subsidiaries, other than equipment included in the Excluded Assets, that relates exclusively or primarily to, arises exclusively or primarily out of, or is used exclusively or primarily in connection with, the Transferred Business.

          "Acquired Intellectual Property" shall mean (i) all Intellectual Property (other than Trademarks and the Ciba Tradenames) owned by Ciba or any of its Subsidiaries that relates exclusively or primarily to, arises exclusively or primarily out of or is used exclusively or primarily in connection with, the Transferred Business (other than the patent application on Schedule 4.13(b)(ii)), and (ii) all Trademarks set forth in
Schedule 3.01(i).

          "Acquired Inventory" shall mean all Inventory held by Ciba or any of its Subsidiaries at any location that relates exclusively or primarily to, arises exclusively or primarily out of or is used exclusively or primarily in connection with, the Transferred Business.

          "Acquired Permits" shall mean all Permits owned or held by Ciba or any of its Subsidiaries that relate exclusively or primarily to, arise exclusively or primarily out of or are used exclusively or primarily in connection with, the Transferred Business.

          An "affiliate" of any Person shall mean any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person. "Control" shall have the meaning specified in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

          "Allocation Statement" shall have the meaning set forth in
Section 1.04.

          "Ancillary Agreements" shall mean the Governance Agreement, the Trademark License Agreement, the Registration Rights Agreement, the Transitional Services Agreements, the Employment Matters Agreement, the UK Employment Matters Agreement, the Indenture, the Distribution Agreement, the Assignment and Assumption Agreement, the Supply and Tolling Agreements and the UK Agreements.

          "Applicable Jurisdictions" shall mean Austria, Belgium, Germany, Italy and the United Kingdom.

          "Assignment and Assumption Agreement" shall have the meaning set forth in Section 4.12.

          "Assumed Liabilities" shall have the meaning set forth in Section 1.03(a).

          "Assumed Tax Liabilities" shall have the meaning set forth in
Section 2.04.

          "Austrian Shares Contract" shall mean the Shareholders Agreement (also referred to as the Syndication Agreement) dated as of January 1, 1990 and amended as of August 1, 1994 between Ciba and PCD Polymere Gesellschaft m.b.H.

          "Balance Sheet" shall have the meaning set forth in Section 2.04.

          "BNP Reimbursement Agreement" shall mean the Amended and Restated Reimbursement Agreement dated February 1, 1995 between Hexcel and Banque Nationale de Paris covering seven letters of credit in principal amount of $15.7 million.

          "Books and Records" shall mean all books, ledgers, files, invoices, customers' and suppliers' lists and operating records relating exclusively or primarily to, arising exclusively or primarily out of, or used exclusively or primarily in connection with the Transferred Business.

          "Business" shall have the meaning set forth in the recitals to the Agreement.

          "Business Tax Returns" shall mean (i) any Tax Returns filed by or on behalf of any Divested Subsidiary (including the relevant portions of any unitary, combined, consolidated or similar Tax Returns), (ii) any Tax Returns of Ciba and its Subsidiaries relating exclusively or primarily to Taxes attributable to the Transferred Business and (iii) the copies of the portions of Tax Returns not described in (ii) above that relate to the Transferred Business.

          "Cash Price" shall have the meaning set forth in Section 1.02.

          "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

          "CGC" shall mean Ciba-Geigy Corporation, a New York corporation and a wholly owned subsidiary of Ciba.

          "Ciba" shall mean Ciba-Geigy Limited, a Swiss corporation.

          "Ciba Closing Items" shall have the meaning set forth in Section
2.04.

          "Ciba's Continuing Business" shall mean all businesses, operations and affairs of any kind or nature of Ciba and any of its Subsidiaries other than the Transferred Business.

          "Ciba Distributor" shall have the meaning set forth in Section
4.07.

          "Ciba Notice of Disagreement" shall have the meaning set forth in
Section 2.04.

          "Ciba Statement" shall have the meaning set forth in Section
2.04.

          "Ciba Tradenames" shall mean any names owned or used by Ciba or any of its Subsidiaries other than names set forth on Schedule 3.01(i).

          "Ciba UK" shall have the meaning set forth in Section 1.03(c).

          "Citibank Revolver" shall mean the Credit Agreement dated as of February 8, 1995 among Hexcel, the lenders and issuing banks thereunder and Citicorp USA, Inc., as agent, and related agreements.

          "Claim" has the meaning set forth in Section 4.14.

          "Claim Notice" shall have the meaning set forth in Section 7.05.

          "Closing" shall have the meaning set forth in Section 2.01.

          "Closing Date" shall mean the date of the Closing.

          "Closing Working Capital" shall have the meaning set forth in
Section 2.04.

          "CML" shall have the meaning set forth in Section 1.03(i).

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Composite Products" shall have the meaning set forth in Section
4.13.

          "Composites Field" shall have the meaning set forth in Section
4.24.

          "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of May 1, 1995, between CGC and Hexcel.

          "Contracts" shall mean all contracts, leases, indentures, agreements, commitments and all other legally binding arrangements, whether in existence on the date hereof or subsequently entered into, including any and all amendments thereto.

          "Contributed Shares" shall mean all capital stock of or other equity interests in any Divested Subsidiary owned directly or indirectly by Ciba.

          "Copyright" shall mean copyrights in works (including computer programs) published or unpublished, whether registered or capable of being registered, and such rights as may exist through marking or publication.

          "Current Assets" shall have the meaning set forth in Section
2.04.

          "Current Liabilities" shall have the meaning set forth in Section
2.04.

          "Danutec" shall mean Danutec Werkstoff Gesellschaft m.b.H., an Austrian corporation.

          "Danutec Agreement" shall mean any agreement between Ciba or any of its Subsidiaries and Petrochemie Danubia GesmbH relating to the sale to Ciba or any of its Subsidiaries of the 49% interest in Danutec not owned by Ciba on the date hereof and which provides for the consummation of such sale on or prior to the first anniversary of the Closing Date.

          "Danutec Amount" shall have the meaning set forth in Section
2.04.

          "Danutec Closing" shall have the meaning set forth in Section
2.05.

          "Danutec Equity" shall have the meaning set forth in Section
1.01(x).

          "Danutec Price" shall have the meaning set forth in Section 2.04.

          "Danutec Shares" shall mean the 51% equity interest of Ciba-Geigy AG in Danutec.

          "Deferred Assets" shall mean the assets of or held by the Ciba Distributors that relate exclusively or primarily to, arise exclusively or primarily out of or are used exclusively or primarily in connection with, the Transferred Business and that are located in the Excluded
Jurisdictions.

          "Deferred Closings" shall have the meaning set forth in Section
2.03.

          "Deferred Consideration" shall mean the amount payable by Hexcel for any Deferred Assets calculated in accordance with the Distribution Agreement.

          "Deferred Consideration Payment Date" shall have the meaning set forth in Section 2.03(e).

          "Distribution Agreement" shall mean the distribution agreement between Ciba and Hexcel dated the Closing Date substantially in the form attached hereto as Exhibit C.

          "Divested Subsidiary" shall mean CML, Brochier S.A., a French corporation ("Brochier"), Salver S.r.l., an Italian corporation ("Salver"), Confection et Diffusion de Stores et Rideaux ("CDSR"), a French corporation and Danutec.

          "Employment Matters Agreement" shall mean the agreement governing United States employment matters dated as of the date of this Agreement between Hexcel and CGC and attached hereto as Exhibit D.

          "Environmental Laws" shall mean any applicable federal, state, local or foreign treaty, law (including applicable principles of common and civil law), statute, ordinance, rule, regulation, permit, license, code, order, judgment, writ, common law, decree, standard or injunction enacted, promulgated or issued by any Governmental Entity relating to (i) the presentation, protection and cleanup of the environment, including the air, the ground, surface soils, and surface and subsurface waters and natural resources, (ii) soil and ground water contamination and (iii) health and safety of persons or property and exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labelling, release or disposal of, Hazardous Substances.

          "Environmental Permits" means all permits, licenses or authorizations from any Governmental Entity required under Environmental Laws for the operation of the Transferred Business or the business of Hexcel, as the case may be.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Excluded Assets" shall have the meaning set forth in Section
1.01(b).

          "Excluded Contract" shall mean any Contract to which Ciba or any of its Subsidiaries is a party or by which Ciba or any of its Subsidiaries is bound and which is not an Acquired Contract.

          "Excluded Jurisdictions" shall mean Australia, Denmark, Finland, Germany, Hong Kong, India, Indonesia, Japan, Malaysia, New Zealand, Norway, Singapore, Spain, South Africa, Sweden, Switzerland, Taiwan, Thailand, The Netherlands, The Peoples Republic of China and Vietnam.

          "Excluded Liabilities" shall have the meaning set forth in
Section 1.03(b).

          "Excluded Stock" shall mean all capital stock and other equity interests, other than the Contributed Shares, held by Ciba and its Subsidiaries in any Person.

          "Excluded Tax Assets" shall mean any current assets of the Transferred Business attributable to Taxes of CGC (except to the extent any such current asset will actually benefit Hexcel or its Subsidiaries after the Closing).

          "Excluded Tax Liabilities" shall have the meaning set forth in
Section 1.03(b).

          "Exon-Florio Amendment" shall mean Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations promulgated thereunder.

          "Financial Statements" shall have the meaning set forth in
Section 3.01(c).

          "Governance Agreement" shall mean the governance agreement between Ciba and Hexcel dated the Closing Date in substantially the form attached hereto as Exhibit A.

          "Governmental Entity" shall mean any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          "Hazardous Substances" means all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls ("PCBs") or PCB-containing equipment, radon gas, and all other substances or wastes regulated pursuant to any Environmental Law.

          "Hexcel" shall mean Hexcel Corporation, a Delaware corporation.

          "Hexcel Balance Sheet" shall have the meaning set forth in
Section 2.04.

          "Hexcel Common" shall mean the common stock of Hexcel
Corporation, par value $0.01 per share.

          "Hexcel Material Adverse Change" shall mean any material adverse change in the business, assets, financial condition or results of operations of Hexcel and its Subsidiaries taken as a whole, other than changes relating to the economy in general or changes relating to the Business' industry in general.

          "Hexcel Material Adverse Effect" shall mean any effect causing a Hexcel Material Adverse Change.

          "Hexcel Material Intellectual Property" shall have the meaning set forth in Section 3.02(l).

          "Hexcel Notice of Disagreement" shall have the meaning set forth in Section 2.04.

          "Hexcel Permitted Liens" shall mean (A) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect,
(B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable, or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings (which proceedings are listed on Schedule 3.02(o)), (C) Liens under lien retention agreements entered into in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Hexcel Material Adverse Effect, (D) imperfections of title and other encumbrances that are not substantial in character or amount and do not materially detract from, or interfere with the use of the assets of Hexcel and its Subsidiaries in its business as currently conducted and (E) Liens imposed pursuant to the Citibank Revolver.

          "Hexcel Preferred" shall mean the preferred stock, no par value, of Hexcel.

          "Hexcel Shares" shall mean shares of Hexcel Common, representing 49.9% of the issued and outstanding shares of Hexcel Common after giving effect to the issuance thereof.

          "Hive-Down Agreements" shall have the meaning set forth in
Section 1.03(c).

          "Hexcel Statement" shall have the meaning set forth in Section
2.04.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Income Tax" shall mean all Federal, state, local, foreign or other Taxes imposed upon or measured by net income.

          "Income Tax Claims" shall mean all rights to claims for refunds of Income Taxes with respect to liabilities for Income Taxes relating to the Transferred Business for any taxable period ending on or before the Closing Date or the portion ending on the Closing Date of any taxable period that includes (but does not end on) such date.

          "Income Tax Liabilities" shall mean (i) with respect to the Divested Subsidiaries, any Income Taxes for any taxable period ending on or before the Closing Date, and any Income Taxes for any portion of any taxable period that includes but does not end on the Closing Date
(determined as if such taxable period ended as of the close of business on the Closing Date) and (ii) with respect to

Acquired Assets (other than the Divested Subsidiaries and assets held by the Divested Subsidiaries) sold by Ciba or any of its Subsidiaries, all obligations or liabilities of Ciba or any of its Subsidiaries for Income Taxes attributable to the Transferred Business accruing, or with respect to the activities of the Transferred Business occurring, on or before the Closing Date (in each case described in (i) and (ii) above, other than Income Taxes resulting from any action taken by Hexcel or its affiliates after or concurrent with the Closing (other than the acquisition of the Acquired Assets, Danutec Equity and Deferred Assets)).

          "Indemnified Individuals" has the meaning set forth in Section
4.14.

          "Indemnified Party" shall have the meaning set forth in Section
7.03.

          "Indemnifying Party" shall have the meaning set forth in Section
7.05.

          "Indenture" shall mean the Subordinated Debt indenture between Hexcel and the trustee to be named therein for the Subordinated Debt, which shall include terms substantially similar to the summary terms attached hereto as Exhibit B.

          "Intellectual Property" shall mean throughout the world (i) Patents, (ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) shop rights and (vi) copyrights.

          "Interfering Transaction" shall have the meaning set forth in
Section 4.04.

          "Inventory" means all raw materials, work in process, finished goods, supplies, parts and other inventories.

          "Know-how" shall mean all trade secrets, know-how (including product know-how and use and application know-how), formulas, processes, product designs, specifications, quality control procedures, manufacturing, engineering and other drawings, technology, technical information, safety information, lab journals, engineering data and design and engineering specifications, research records, market surveys and all promotional literature, customer and supplier lists and similar data.

          "Lien" shall mean any mortgage, claim, charge, lien, security interest, easement, right-of-way, pledge or other encumbrance.

          "Material Adverse Change" shall mean any material adverse change in the business, assets, financial condition or results of operations of the Transferred Business taken as a whole, other than changes relating to the economy in general or changes relating to the Business' industry in general.

          "Material Adverse Effect" shall mean any effect causing a Material Adverse Change.

          "Notice Period" shall have the meaning set forth in Section 7.05.

          "Other Tax Liabilities" shall mean all obligations and liabilities for Taxes attributable to the Transferred Business (other than Income Tax Liabilities).

          "Patents" shall mean patents (including all reissues, divisions, re-examinations, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed and all other patent rights.

          "PCBs" shall have the meaning set forth in the definition of Hazardous Substances.

          "Permits" shall mean all permits, licenses, franchises, approvals and authorizations by Governmental Entities.

          "Permitted Liens" shall mean (A) mechanics', carriers', workmen's, repairmen's, and other like Liens arising or incurred in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (B) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, or that are being contested in good faith by appropriate proceedings (which proceedings are disclosed in Schedule 3.01(m)), (C) Liens under lien retention agreements entered into in the ordinary course of business and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (D) imperfections of title (other than title to real property) and other encumbrances that are not substantial in character or amount and do not materially detract from, or interfere with the use of, the Acquired Assets and the Deferred Assets in the Transferred Business as presently conducted.

          "Person" shall mean any individual, group, corporation, partnership, joint venture, trust, business association, organization, Governmental Entity or other entity.

          "Polymers Employees" shall have the meaning set forth in Section 4.24(e)(ii).

          "Polymers Field" shall have the meaning set forth in Section
4.24(e)(i).

          "Prepaid Taxes" shall have the meaning set forth in Section 2.04.

          "Real Property Deeds" shall have the meaning set forth in Section 2.02(a).

          "Recalls" shall have the meaning set forth in Section 3.01(u).

          "Registration Rights Agreement" shall have the meaning set forth in Section 4.12.

          "Required Amendment" shall have the meaning set forth in Section 3.02(b).

          "RTM" shall have the meaning set forth in Section 4.13.

          "Satellite Personnel" shall have the meaning set forth in Section 3.01(a).

          "Scheduled Real Property" shall mean all real property, leaseholds and other interests in real property of Ciba or its Subsidiaries listed in Schedule 3.01(h)(1) or 3.01(h)(2), in each case together with Ciba's and its Subsidiaries' right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto and all easements, rights of way, licenses, privileges, zoning and development rights and other rights and benefits thereunto belonging to the extent used in connection with the Transferred Business, including all surveys, plans, specifications and other architectural and engineering drawings and all condemnation awards and insurance proceeds payable to Ciba and/or any of its Subsidiaries with respect to such interests for casualties or takings occurring between the date hereof and the Closing Date or, in respect of South Africa, the Deferred Closing Date.

          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Documents" shall have the meaning set forth in Section
3.02(e).

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Subordinated Debt" shall mean the subordinated notes of Hexcel to be issued under the Indenture in the aggregate principal amounts and on the dates provided in Sections 2.03(e), 2.04(g) and 2.05.

          "Subsidiary" shall mean, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests.

          "Supply and Tolling Agreements" shall have the meaning set forth in Section 4.12.

          "Tax" or "Taxes" shall mean all Federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, environmental, excise, property, occupation, use, intangibles, sales, registration, value added, payroll, employment and other withholding taxes, and including all interest, penalties and additions imposed with respect to such amounts.

          "Tax Claim" shall have the meaning set forth in Section 7.06.

          "Tax Return" shall mean any return (including information returns), report, declaration or statement relating to Taxes or otherwise required to be filed with any Taxing Authority, including any schedule or attachment thereto or amendment thereof.

          "Taxing Authority" shall mean any governmental or quasi-governmental body exercising any taxing authority or any other body exercising Tax regulatory authority.

          "Trademark License Agreement" shall have the meaning set forth in
Section 4.13.

          "Trademarks" shall mean trademarks and service marks, registrations thereof, pending applications therefor and such unregistered rights as may exist through use.

          "Trade Names" shall mean trade names, brand marks, trade dress, brand names, logos and all other names and slogans or product goodwill for which no trademark registration has been obtained and for which no application is pending.

          "Transferred Business" shall mean the global composites division of Ciba and CGC consisting of the development, manufacture, marketing, sale and distribution on a world-wide basis of composites, including structures and interiors, fabrics, laminates, prepregs, adhesive films, honeycomb core, sandwich panels and fabricated components, other than to the extent, if any, such activities are conducted on the Closing Date by the worldwide Polymers Division, Additives Division or Pigments Division of Ciba.

          "Transferred Business Consideration" shall have the meaning set forth in Section 1.02.

          "Transfer Taxes" shall mean all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts incurred as a result of the transfer of the Acquired Assets, Danutec Equity or Deferred Assets to Hexcel or its designated Subsidiaries pursuant to this Agreement.

          "Transitional Services Agreements" shall have the meaning set forth in Section 4.12.

          "Trigger Event" shall have the meaning set forth in Section 8.10.

          "UK Agreements" shall have the meaning set forth in Section 4.12.

          "UK Employment Matters Agreement" shall have the meaning set forth in Section 4.12.

          "U.S. GAAP" shall mean United States generally accepted accounting principles.